EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

BETWEEN

NATIONAL PENN BANCSHARES, INC.

AND

KNBT BANCORP, INC.

DATED:  SEPTEMBER 6, 2007

3.28	Quality of Representations	32

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF NPB	32
4.01	Organization	32
4.02	Capitalization	33
4.03	Authority; No Violation	34
4.04	Consents and Approvals	35
4.05	Financial Statements	35
4.06	No Material Adverse Change	36
4.07	Taxes	36
4.08	Contracts	37
4.09	Ownership of Property; Insurance Coverage	37
4.10	Shares	38
4.11	Legal Proceedings	38
4.12	Compliance with Applicable Law	38
4.13	ERISA	40
4.14	Brokers and Finders	41
4.15	Environmental Matters	42
4.16	Business of NPB	42
4.17	CRA Compliance	42
4.18	Allowance for Loan Losses	43
4.19	NPB Information	43
4.20	Related Party Transactions	43
4.21	Loans	44
4.22	Reorganization	44
4.23	Fairness Opinion	44
4.24	NPB Common Stock	44
4.25	Securities Documents	44
4.26	Rights Agreement	45
4.27	Well Capitalized	45
4.28	Sarbanes-Oxley Act Compliance	45
4.29	Labor Matters	46
4.30	Quality of Representations	46

ARTICLE V	COVENANTS OF THE PARTIES	46
5.01	Conduct of KNBT's Business	46
5.02	Conduct of NPB’s Business	49
5.03	Access; Confidentiality	50
5.04	Regulatory Matters	51
5.05	Taking of Necessary Actions	52
5.06	No Solicitation	52
5.07	Advice of Changes	53
5.08	Other Undertakings by NPB and KNBT	53
5.09	Section 16 Matters	62

ARTICLE VI	CONDITIONS	62
6.01	Conditions to KNBT's Obligations under this Agreement	62

6.02	Conditions to NPB's Obligations under this Agreement	63

ARTICLE VII	TERMINATION	65
7.01	Termination	65
7.02	Effect of Termination	65

ARTICLE VIII	MISCELLANEOUS	66
8.01	Expenses and Other Fees	66
8.02	Non-Survival of Representations and Warranties; Disclosure Schedules	67
8.03	Amendment, Extension and Waiver	67
8.04	Entire Agreement	67
8.05	No Assignment	67
8.06	Notices	68
8.07	Disclosure Schedules	69
8.08	Captions	69
8.09	Counterparts	69
8.10	Severability	69
8.11	Governing Law	69
8.12	Interpretation	69

Exhibits:

Exhibit 1                      KNBT Letter Agreement
Exhibit 2                      NPB Letter Agreement
Exhibit 3                      Amendments to the Amended and Restated Employment Agreements
Exhibit 4                      Release, Consulting and Noncompetition Agreement

Schedules:

KNBT Disclosure Schedule
NPB Disclosure Schedule

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of September 6, 2007 (“Agreement”), is made by and between NATIONAL PENN BANCSHARES, INC., a Pennsylvania corporation (“NPB”), and KNBT BANCORP, INC., a Pennsylvania corporation (“KNBT”).

BACKGROUND

1.           NPB owns directly all of the outstanding capital stock of National Penn Bank, a national banking association (“NPBank”), as well as all of the outstanding stock or similar interests of certain other Subsidiaries.

2.           KNBT owns directly all of the outstanding capital stock of Keystone Nazareth Bank & Trust Company, a Pennsylvania chartered savings bank (“KNBT Bank”), as well as all of the outstanding stock or similar interests of certain other Subsidiaries.

3.           NPB and KNBT desire for KNBT to merge with and into NPB (the “Merger”), with NPB surviving such Merger, in accordance with this Agreement and the applicable laws of the Commonwealth of Pennsylvania.

4.           As a condition and inducement to NPB to enter into this Agreement, the directors of KNBT and the executive officers of KNBT named in KNBT’s most recent proxy statement are each concurrently executing a Letter Agreement in the form attached hereto as Exhibit 1 (the “KNBT Letter Agreement”).

5.           As a condition and inducement to KNBT to enter into this Agreement, the directors of NPB and the executive officers of NPB named in NPB’s most recent proxy statement are each concurrently executing a Letter Agreement in the form attached hereto as Exhibit 2 (the “NPB Letter Agreement” and collectively with the KNBT Letter Agreement, the “Letter Agreements”).

6.           As a condition and inducement to each of NPB and KNBT to enter into this Agreement, NPB and KNBT are concurrently entering into amendment agreements with Scott V. Fainor and Sandra L. Bodnyk (collectively, as amended, the “Key KNBT Management Agreements”) regarding the terms of their employment following consummation of the Merger, and NPB, KNBT, NPBank and KNBT Bank are concurrently entering into a release, consulting and non-competition agreement with Eugene T. Sobol (the “Consulting Agreement”).

7.           Each of the parties, by signing this Agreement, adopts it as a plan of reorganization as defined in IRC Section 368(a), and intends the Merger to be a reorganization as defined in IRC Section 368(a).

8.           NPB and KNBT desire to set forth in this Agreement the terms and conditions governing the Merger and the other transactions contemplated hereby.

NOW THEREFORE, in consideration of the premises and of the mutual covenants, agreements, representations and warranties herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

GENERAL

1.01  Definitions.  As used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

Acquisition Proposal means any inquiry, proposal, indication of interest, offer, signed agreement or disclosure of an intention to do any of the foregoing from any Person or group of Persons relating to any (i) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving KNBT or any Subsidiary of KNBT, where the assets, revenue or income of such Subsidiary constitutes more than 10% of the consolidated assets, net revenue or net income of KNBT, (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets (including for this purpose the outstanding capital stock of any Subsidiary of KNBT and the capital stock of any entity surviving any merger or business combination involving any Subsidiary of KNBT) and/or liabilities where that the assets being disposed of constitute 10% or more of the consolidated assets, net revenue or net income of KNBT and its Subsidiaries taken as a whole, either  in a single transaction or series of transactions; (iii) any direct or indirect purchase or other acquisition or tender offer or exchange offer that if consummated would result in a Person or group of Persons acting in concert beneficially owning 15% or more of the outstanding shares of the common stock of KNBT or any Subsidiary of KNBT where that Subsidiary represents more than 10% of the consolidated assets, net revenue or net income of KNBT, in each case other than (x) the transactions contemplated by this Agreement and (y) any transaction referred to in clause (i) or (ii) involving only KNBT and one or more of its Subsidiaries, or involving two or more of its Subsidiaries, provided that any such transaction is not entered into in violation of the terms of this Agreement.

        Affiliate means, with respect to any corporation, any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such corporation and, without limiting the generality of the foregoing, includes any executive officer, director or 10% equity owner of such corporation.

Agreement means this Agreement, including any amendment or supplement hereto.

Application means an application for regulatory approval or regulatory consent which is required for the consummation of the Contemplated Transactions.

Articles of Merger means the articles of merger to be executed by NPB and KNBT and to be filed in the PDS, in accordance with the BCL.

Bank Merger has the meaning given to that term in Section 1.04 of this Agreement.

BCL means the Pennsylvania Business Corporation Law of 1988, as amended.

BHC Act means the Bank Holding Company Act of 1956, as amended.

Business Day means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the Commonwealth of Pennsylvania are authorized or obligated to close.

Closing has the meaning given to such term in Section 1.03(b) of this Agreement.

Closing Date has the meaning given to that term in Section 1.03(b) of this Agreement.

Confidentiality Agreement means the confidentiality agreement dated August 15, 2007 between NPB and KNBT.

Consulting Agreement has the meaning given to such term in the Background section of this Agreement.

Contemplated Transactions means (a) the Merger and (b) the Bank Merger.

Continuing Employees has the meaning given to that term in Section 5.08(c)(iii)(B).

CRA means the Community Reinvestment Act of 1977, as amended, and the rules and regulations promulgated from time to time thereunder.

Effective Date means the date on which the Merger is effective, which is the date that the Articles of Merger are filed in the PDS, and shall be the same as the Closing Date or as soon thereafter as is practicable.

Effective Time has the meaning given to such term in Section 1.03(a).

Environmental Law means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Regulatory Authority (any such agreements only as applicable to NPB or KNBT, as the case may be) relating to (i) the protection, preservation or restoration of the environment, including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource, and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component.

ERISA means the Employee Retirement Income Security Act of 1974, as amended.

Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.

Exchange Agent means Mellon Investor Services (or such other agent designated by NPB and reasonably acceptable to KNBT) that will act as the exchange agent for purposes of conducting the exchange procedure described in Section 2.06.

Exchange Ratio has the meaning given to such term in Section 2.02.

FDIC means the Federal Deposit Insurance Corporation.

FRB means the Federal Reserve Board.

GAAP means accounting principles generally accepted in the United States.

HSR Act means Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

Indemnified Party has the meaning given to that term in Section 5.08(c)(vi)(A).

IRC means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

IRS means the Internal Revenue Service.

Janney has the meaning given to such term in Section 4.14 of this Agreement.

Key KNBT Management Agreements has the meaning given to such term in the Background section of this Agreement.

KNBT has the meaning given to that term in the introductory paragraph of this Agreement.

KNBT Bank has the meaning given to that term in the Background section of this Agreement.

KNBT Bank Board has the meaning given to that term in Section 5.08(c)(v)(A) of this Agreement.

KNBT Bank Board Member means a director of KNBT immediately prior to the Closing Date who becomes, and on the date of determination is, a member of the KNBT Bank Board.

KNBT Bank Division has the meaning given to that term in Section 5.07(c)(v)(B) of this Agreement.

KNBT Benefit Plans has the meaning given to that term in Section 3.12(a) of this Agreement.

KNBT Certificates has the meaning given to that term in Section 2.06(a) of this Agreement.

KNBT Common Stock has the meaning given to that term in Section 3.02(a) of this Agreement.

KNBT Loans has the meaning given to that term in Section 3.20(a) of this Agreement.

KNBT/NPB Directors has the meaning given to that term in Section 1.02(d) of this Agreement.

KNBT Disclosure Schedule means, collectively, the disclosure schedules delivered by KNBT to NPB at or prior to the execution and delivery of this Agreement.

KNBT ERISA Affiliate has the meaning given to such term in Section 3.12(a) of this Agreement.

KNBT/NPBank Director has the meaning given to that term in Section 5.08(c)(iv)(A) of this Agreement.

KNBT Financials means (a) the audited consolidated financial statements of KNBT as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006, and (b) the unaudited interim consolidated financial statements of KNBT for each calendar quarter after December 31, 2006.

KNBT Letter Agreement has the meaning given to such term in the Background section of this Agreement.

KNBT Regional Board has the meaning given to that term in Section 5.08(c)(v)(D) of this Agreement.

KNBT Shareholders Meeting means the meeting of the holders of KNBT Common Stock to approve this Agreement.

KNBT Stock-Based Awards means the awards granted pursuant to the KNBT Stock Plans and the KNBT 2004 Management Recognition and Retention Plan and Trust Agreement.

KNBT Stock Options means options to acquire shares of KNBT Common Stock issued under the KNBT Stock Plans.

KNBT Stock Plans means the following plans: KNBT Bancorp, Inc. 2004 Stock Option Plan, First Colonial Group, Inc. 1994 Stock Option Plan for Non-Employee Directors, First Colonial Group, Inc. 1996 Employee Stock Option Plan and First Colonial Group, Inc. 2001 Stock Option Plan.

Knowledge of KNBT means the knowledge of KNBT's executive officers and directors.

Knowledge of NPB means the knowledge of NPB's executive officers and directors.

Letter Agreements has the meaning given to such term in the Background section of this Agreement.

Material Adverse Effect means a change, circumstance, event or effect that has or would be reasonably expected to have a material adverse effect on (a) the business, financial condition or results of operations of KNBT on a consolidated basis (when such term is used in Article III hereof) or NPB on a consolidated basis (when such term is used in Article IV hereof) other than, in each case, any change, circumstance, event or effect relating to (i) any change occurring after the date hereof in any federal or state law, rule or regulation or in GAAP, which change affects banking institutions and their holding companies generally, including any change affecting the Deposit Insurance Fund administered by the FDIC, (ii) changes in general economic, legal, regulatory or political conditions affecting banking institutions generally, including, but not limited to, changes in interest rates, (iii) expenses incurred in connection with this Agreement and the transactions contemplated hereby including any liability incurred under Section 5.08(b)(xi), (iv) any action or omission of a party (or any of its Subsidiaries) taken pursuant to the terms of this Agreement or taken or omitted to be taken with the express written permission of the other party including any liability incurred under Section 5.08(b)(xi), (v) any effect with respect to a party hereto caused, in whole or in substantial part, by the other party and (vi) reasonable expenses, including expenses associated with the retention of legal and financial advisors, incurred by KNBT or NPB in connection with the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, or (b) the ability of such party or its banking Subsidiary to consummate the Contemplated Transactions on a timely basis.

Merger has the meaning given to such term in Background section of this Agreement.

Merger Consideration has the meaning given to such term in Section 2.02 of this Agreement.

NASD means the National Association of Securities Dealers, Inc.

Nasdaq means the Global Select Market of The Nasdaq Stock Market operated by the NASD.

NPB means National Penn Bancshares, Inc., a Pennsylvania corporation.

NPB Benefit Plans has the meaning given to that term in Section 4.13(a).

NPB Common Stock means the common stock, without par value, of NPB and, unless the context otherwise requires, related NPB Rights.

NPB Director has the meaning given to that term in Section 1.02(d) of this Agreement.

NPB Disclosure Schedule means, collectively, the disclosure schedules delivered by NPB to KNBT at or prior to the execution and delivery of this Agreement.

NPB ERISA Affiliate has the meaning given to such term in Section 4.13(a) of this Agreement.

NPB Financials means (a) the audited consolidated financial statements of NPB as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006, and (b) the unaudited interim consolidated financial statements of NPB for each calendar quarter after December 31, 2006.

NPB Letter Agreement has the meaning given to such term in the Background section of this Agreement.

NPB Loans has the meaning given to such term in Section 4.21(a) of this Agreement.

NPB Rights means the rights attached to shares of NPB Common Stock pursuant to the Rights Agreement.

NPB Shareholders Meeting means the meeting of the holders of NPB Common Stock to approve this Agreement.

NPB Stock Dividend means the 3% stock dividend, declared by NPB on August 22, 2007, effective September 7, 2007, and to be distributed on September 28, 2007.

NPBank has the meaning given to such term in the Background section of this Agreement.

NPB/NPBank Bylaws Restrictions means the provisions of the NPB and NPBank bylaws that require the retirement of a director as of the annual meeting next following that director's reaching age 72.

OCC means the Office of the Comptroller of the Currency.

PDB means the Department of Banking of the Commonwealth of Pennsylvania.

PDS means the Department of State of the Commonwealth of Pennsylvania.

Person means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature.

Prospectus/Proxy Statement means the joint prospectus/proxy statement, together with any supplements thereto, to be sent to holders of KNBT Common Stock in connection with the KNBT Shareholders Meeting and the holders of NPB Common Stock in connection with the NPB Shareholders Meeting.

Registration Statement means the registration statement on Form S-4, which includes the Prospectus/Proxy Statement as a part thereof, and including any pre-effective or post-effective amendments or supplements thereto, as filed with the SEC under the Securities Act with respect to the NPB Common Stock to be issued in connection with the Contemplated Transactions.

Regulatory Agreement has the meaning given to that term in Sections 3.11 and 4.12 of this Agreement.

Regulatory Authority means any agency or department of any federal, state or local government or of any self-regulatory organization, including without limitation the SEC, the PDB, the OCC, the FDIC, the FRB, Nasdaq and the U.S. Department of Justice.

Rights means warrants, options, rights, convertible securities and other capital stock equivalents which obligate an entity to issue its securities.

Rights Agreement means the Rights Agreement dated August 23, 1989, as amended August 21, 1999, between NPB and NPBank, as Rights Agent.

Sandler has the meaning given to such term in Section 3.14 of this Agreement.

SEC means the Securities and Exchange Commission.

Securities Act means the Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.

Securities Documents means all registration statements, schedules, statements, forms, reports, proxy material, and other documents required to be filed under the Securities Laws.

Securities Laws means the Securities Act and the Exchange Act and the rules and regulations promulgated from time to time thereunder.

Subsidiary means with respect to any party, any corporation, partnership, joint venture, limited liability company or other entity of which (i) such party or a subsidiary of such party is a general partner or (ii) at least a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such party.

1.02  The Merger.

(a)           Subject to the terms and conditions of this Agreement and in accordance with the BCL, on the Effective Date:

(i)           KNBT shall merge with and into NPB in accordance with Section 1921 of the BCL;

(ii)           the separate existence of KNBT shall cease; and

(iii)           NPB shall survive and continue to exist as a corporation incorporated under the BCL.

(b)           Effects of the Merger. At the Effective Time, the effects of the Merger shall be as provided in Section 1929 of the BCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property (real, personal and mixed), rights, powers, duties, obligations and liabilities of KNBT shall be taken and deemed to be transferred to and vested in NPB, as the surviving corporation in the Merger, without further act or deed.

(c)           NPB's Articles of Incorporation and Bylaws.  On and after the Effective Time, the articles of incorporation and bylaws of NPB, as in effect immediately prior to the Effective Time, shall automatically be and remain the articles of incorporation and bylaws of NPB, as the surviving corporation in the Merger, until thereafter altered, amended or repealed.

(d)           NPB's Board of Directors and Officers.

(i)           At the Effective Time, the total number of persons serving on the board of directors of NPB shall be fifteen (15).  Ten (10) of the fifteen (15) persons to serve initially on the board of directors of NPB at the Effective Time shall be selected solely by and at the absolute discretion of the board of directors of NPB prior to the Effective Time (the “NPB Directors”).  Five (5) of the fifteen (15) persons to serve initially on the board of directors of NPB at the Effective Time shall be selected by the current board of directors of KNBT from among their directors who are independent directors, as provided in the Nasdaq Stock Market Marketplace Rules, and such persons must be approved by NPB, such approval not to be unreasonably withheld (the “KNBT/NPB Directors”).  In the event that prior to the Effective Time any person so selected to serve on the board of directors of NPB after the Effective Time is unable or unwilling to serve in such position, the board of directors which selected such person shall designate another of its members to serve in such person’s stead in accordance with the provisions of this Section 1.02(d).  If at any time during the three years following the Effective Time the number of KNBT/NPB Directors serving, or that would be serving following the next shareholders’ meeting at which NPB directors are to be elected, would be less than five persons, then, subject to the fiduciary duties of the directors of NPB, the board of directors and the Nominating/Corporate Governance Committee thereof shall nominate for election at the next shareholders’ meeting at which directors are to be elected, such person or persons as may be requested by a majority of the KNBT/NPB Directors (provided that each such person would qualify as an independent director, as provided in the Nasdaq Stock Market Marketplace Rules, and each such person is approved by a majority of the directors of NPB excluding any KNBT/NPB Directors, such approval not to be unreasonably withheld) to ensure that the KNBT/NPB Directors shall continue to hold 5 places on the NPB board of directors, in which event such replacement shall be deemed a KNBT/NPB Director.  On and after the Effective Date Mr. Jeffrey P. Feather shall become the Vice Chairman of NPB’s board of directors and shall serve on NPB’s executive committee and shall become the Chairman of NPB’s Nominating/Corporate Governance Committee, to hold those offices and positions until his successor is elected and qualified or otherwise in accordance with applicable law, the articles of incorporation and bylaws of NPB.   Each person who serves as a KNBT/NPB Director will be compensated for such service after the Effective Date in the same manner and in the same amounts as all other directors of NPB are compensated.

(ii)           On and after the Effective Date, the officers of NPB duly elected and holding office immediately prior to the Effective Date shall be the officers of NPB, as the surviving corporation in the Merger, with the addition of Scott V. Fainor, who shall become Senior Executive Vice President and Chief Operating Officer of NPB on and after the Effective Date, each to hold office until his or her successor is elected and qualified or otherwise in accordance with applicable law, the articles of incorporation and bylaws of NPB

1.03  Effective Time and Effective Date; Closing.

(a)           Subject to the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), NPB and KNBT shall file the Articles of Merger with the PDS on (i) a date selected by NPB after such satisfaction or waiver which is no later than five Business Days following such satisfaction or waiver or (ii) such other date to which NPB and KNBT may mutually agree in writing.  The Merger provided for herein shall become effective upon filing of the Articles of Merger or on such later date and time as may be specified therein (the “Effective Time”).

(b)           A closing (the “Closing”) shall take place immediately prior to the Effective Time at 10:00 a.m., Eastern Time, at the principal offices of NPB in Boyertown, Pennsylvania, or at such other place, at such other time, or on such other date as NPB and KNBT may mutually agree upon (such date, the “Closing Date”).  At the Closing, there shall be delivered to the parties the certificates and other documents required to be delivered under Article VI hereof.

1.04  Bank Merger.  NPB and KNBT agree to take all action necessary and appropriate to cause KNBT Bank to merge with and into NPBank (the “Bank Merger”) in accordance with applicable laws and regulations and the terms of an agreement and plan of merger to be entered into by KNBT Bank and NPBank (the “Bank Merger Agreement”) as soon as reasonably practicable after the execution and delivery of this Agreement, it being understood that the first priority of NPB and KNBT is to prepare and submit all Applications related to the Merger. Without limiting the foregoing, as soon as reasonably practicable after the date of this Agreement (taking into account the priority of the Merger Applications) (a) NPB shall (i) cause the Board of Directors of NPBank to approve the Bank Merger Agreement, (ii) cause NPBank to execute and deliver the Bank Merger Agreement and (iii) approve the Bank Merger Agreement in its capacity as the sole shareholder of NPBank, and (b) KNBT shall (i) cause the Board of

Directors of KNBT Bank to approve the Bank Merger Agreement, (ii) cause KNBT Bank to execute and deliver the Bank Merger Agreement and (iii) approve the Bank Merger Agreement in its capacity as the sole shareholder of KNBT Bank.  The Bank Merger Agreement shall contain terms that are normal and customary in light of the transactions contemplated hereby and such additional terms as are necessary to carry out the purposes of this Agreement.

ARTICLE II

CONSIDERATION AND EXCHANGE PROCEDURES

2.01  NPB Common Stock.

(a)  Outstanding Shares.  Each share of NPB Common Stock issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, continue to be issued and outstanding as an identical share of NPB Common Stock.

(b)  Treasury Stock.  Each share of NPB Common Stock issued and held in the treasury of NPB immediately prior to the Effective Date, if any, shall, on and after the Effective Date, continue to be issued and held in the treasury of NPB.

2.02  Conversion of KNBT Common Stock. Subject to Sections 2.03 and 2.04 below with respect to treasury stock and fractional shares, each share of KNBT Common Stock issued and outstanding immediately prior to the Effective Date, shall, on the Effective Date, automatically by reason of the Merger and without any action on the part of the holder thereof, cease to be outstanding and be converted into the right to receive 1.00 share of NPB Common Stock, which shall be increased to 1.03 shares of NPB Common Stock on the effective date of the NPB Stock Dividend (as so adjusted and as may be further adjusted pursuant to Section 2.07, the “Exchange Ratio”). The consideration provided for in this Section 2.02 and in Section 2.04 is referred to herein as the “Merger Consideration.”

2.03  Treasury Stock and Stock Owned by KNBT.  Notwithstanding anything in this Agreement to the contrary, each share of KNBT Common Stock which is either issued and held in the treasury of KNBT or issued and held by KNBT or its Subsidiaries (other than shares held in an agency or fiduciary capacity or as a result of debts previously contracted) as of the Effective Date, if any, shall be cancelled, and no cash, stock or other property shall be delivered in exchange therefor.

2.04  No Fractional Shares.  Notwithstanding any other provision of this Agreement to the contrary, neither certificates nor scrip for fractional shares of NPB Common Stock shall be issued in the Merger. Each holder of KNBT Common Stock who otherwise would have been entitled to a fraction of a share of NPB Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of KNBT Common Stock owned by such holder at the Effective Time) by the average closing price of a share of NPB Common Stock on Nasdaq for the 10 full trading days prior to the Effective Date.  No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

2.05  Stock Options.

(a) At the Effective Time, each KNBT Stock Option which is outstanding and unexercised immediately prior to the Effective Time, whether or not then vested and exercisable, shall cease to represent a right to acquire shares of KNBT Common Stock and shall be converted automatically into an option to purchase shares of NPB Common Stock, and NPB shall assume each KNBT Stock Option, in accordance with the terms of the applicable KNBT Stock Plan and stock option or other agreement by which it is evidenced, except that from and after the Effective Time, (i) NPB and the Human Resources Committee of the NPB Board shall be substituted for KNBT and the committee of the KNBT Board (including, if applicable, the entire KNBT Board) administering such KNBT Stock Option Plan, (ii) each KNBT Stock Option assumed by NPB may be exercised solely for shares of NPB Common Stock, (iii) the number of shares of NPB Common Stock subject to such KNBT Stock Option shall be equal to the number of shares of KNBT Common Stock subject to such KNBT Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, provided that any fractional shares of NPB Common Stock resulting from such multiplication shall be rounded down to the nearest share, (iv) the per share exercise price under each such KNBT Stock Option shall be adjusted by dividing the per share exercise price under each such KNBT Stock Option by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent, and (v) all outstanding KNBT Options shall become fully vested and exercisable at the Effective Time notwithstanding anything to the contrary in the applicable KNBT Stock Plan or stock option or other agreement by which a KNBT Stock Option is evidenced.  Notwithstanding clauses (iii) and (iv) of the preceding sentence, each KNBT Stock Option which is an “incentive stock option” shall be adjusted as required by Sections 409A and 424 of the Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option within the meaning of Sections 409A and 424(h) of the Code.  NPB and KNBT agree to take all necessary steps to effect the foregoing provisions of this Section 2.05 (a), including in the case of NPB taking all corporate action necessary to reserve for issuance a sufficient number of shares of NPB Common Stock for delivery upon exercise of the options to issue shares of NPB Common Stock issued in accordance herewith.

(b) As soon as practicable after the Effective Date, but in no event later than ten (10) Business Days after the Effective Date, NPB shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of NPB Common Stock subject to the options referred to in paragraph (a) of this Section 2.05 and shall use its reasonable efforts to maintain the current status of the prospectus or prospectuses contained therein for so long as such options remain outstanding in the case of a Form S-8 or, in the case of a Form S-3, until the shares subject to such options may be sold without a further holding period under Rule 144 under the Securities Act.

(c)  As soon as practicable after the Effective Date, but in no event later than twenty (20) Business Days after the Effective Date, NPB shall deliver to the holders of KNBT Options at the Effective Time appropriate notices setting forth the effect of the adjustments described in Section

2.05(a) and advising of the registration of the shares of NPB Common Stock issuable upon exercise thereof after consummation of the Merger.

(d)  With respect to those individuals who, subsequent to the Merger, will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, NPB shall administer the KNBT Stock Plans in a manner consistent with the exemptions provided by Rule 16b-3 promulgated under the Exchange Act.

2.06  Surrender and Exchange of KNBT Stock Certificates.

(a)  On or prior to the Effective Date, for the benefit of the holders of certificates representing shares of KNBT Common Stock (each, a “KNBT Certificate”), NPB shall (i) provide the Exchange Agent with a letter of instruction, in such form as the Exchange Agent may reasonably require, directing the Exchange Agent to issue a number of shares of NPB Common Stock which comprise the Merger Consideration pursuant to Section 2.02 in the form of book-entry shares to holders of shares of KNBT Common Stock and (ii) deliver to the Exchange Agent an estimated amount of cash sufficient to make all payments pursuant to Section 2.04, in exchange for KNBT Certificates in accordance with this Section 2.06. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of NPB Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the person entitled thereto.

(b)  As soon as reasonably practicable after the Effective Date, but in any event not later than ten (10) Business Days after KNBT delivers or causes to be delivered a final stock register of the KNBT shareholders, NPB shall cause the Exchange Agent to mail to each holder of one or more KNBT Certificates:

(i)  a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the KNBT Certificates shall pass, only upon delivery of the KNBT Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as NPB reasonably may specify; and

(ii)  instructions for effecting the surrender of such KNBT Certificates in exchange for the Merger Consideration payable for the shares represented thereby.

Upon surrender of a KNBT Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as reasonably may be required by the Exchange Agent, the holder of such KNBT Certificate shall be entitled to receive in exchange therefor (i) a statement evidencing book-entry shares representing, in the aggregate the number of whole shares of NPB Common Stock that such holder has the right to receive pursuant to Section 2.02 (after taking into account all shares of KNBT Common Stock held by such at the Effective Time), and (ii) a check representing the amount of cash, if any, payable in lieu of a fractional share of KNBT Common Stock under Section 2.04, and the KNBT Certificate so surrendered shall forthwith be cancelled. Following the issuance of shares of NPB Common Stock in book-entry form pursuant to this

Agreement, each recipient of such shares will receive a Direct Registration System Stock Distribution Statement from NPB’s transfer agent evidencing the credit of shares of NPB Common Stock to an account for such shareholder and containing instructions on how a shareholder may, if desired, request a physical certificate for shares of NPB Common Stock.

(c)  Any statement evidencing book-entry shares issued in exchange for KNBT Certificates pursuant to Section 2.06(a) above shall be dated the Effective Date and any holder shall be entitled to dividends and all other rights and privileges pertaining to such shares of stock from the Effective Date.  Until surrendered, each KNBT Certificate shall, from and after the Effective Time, evidence solely the right to receive the Merger Consideration.

(d)  If a KNBT Certificate is exchanged on a date following one or more record dates after the Effective Date for the payment of dividends or any other distribution on shares of NPB Common Stock, NPB shall pay to such shareholder cash in an amount equal to dividends payable on such shares of NPB Common Stock received in exchange for KNBT Certificates and pay or deliver any other distribution to which such shareholder is entitled.  No interest shall accrue or be payable in respect of dividends or any other distribution otherwise payable under this Section 2.06(d) upon surrender of KNBT Certificates.  Notwithstanding the foregoing, no party hereto shall be liable to any holder of KNBT Common Stock for any amount paid in good faith to a public official or agency pursuant to any applicable abandoned property, escheat or similar law.  Until such time as KNBT Certificates are surrendered to NPB for exchange, NPB shall have the right to withhold dividends or any other distributions on the shares of NPB Common Stock issuable to such shareholder.

(e)  Upon the Effective Date, the stock transfer books for KNBT Common Stock will be closed and no further transfers of KNBT Common Stock will thereafter be made or recognized.  All KNBT Certificates surrendered pursuant to this Section 2.06 will be cancelled and exchanged for the Merger Consideration as provided herein.

(f)  If there is a transfer of ownership of KNBT Common Stock which is not registered in the transfer records of KNBT, a statement of book-entry shares evidencing, in the aggregate, the proper number of shares of NPB Common Stock and any cash in lieu of a fractional share payment to Section 2.04 and dividends or other distributions to which such holder is entitled pursuant to Section 2.06(c), as applicable, may be issued with respect to such KNBT Common Stock to such a transferee if the KNBT Certificate representing such shares of KNBT Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not payable.

(g)  If any KNBT Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed KNBT Certificate, upon the making of a sworn affidavit of that fact by the holder thereof in form satisfactory to the Exchange Agent, the Merger Consideration required pursuant to this Agreement; provided, however, that the Exchange Agent may, in its sole discretion and as a condition precedent to the delivery of the Merger Consideration to which the holder of such KNBT Certificate is entitled as a result of the Merger, require the owner of such lost, stolen or destroyed KNBT Certificate to deliver a bond in such amount as it may direct as indemnity against any claim that may be made against KNBT, NPB or the Exchange Agent or any other party with respect to the KNBT Certificate alleged to have been lost, stolen or destroyed.

2.07  Anti-Dilution Provisions.  If, in addition to the NPB Stock Dividend, NPB shall, at any time before the Effective Date:

(a)  declare a dividend in shares of NPB Common Stock with a record date prior to the Effective Date;

(b)  resolve to combine the outstanding shares of NPB Common Stock into a smaller number of shares prior to the Effective Date;

(c)  resolve to effect a split or subdivide the outstanding shares of NPB Common Stock with a record date prior to the Effective Date; or

(d)  reclassify the shares of NPB Common Stock prior to the Effective Date;

then, in any such event, the number of shares of NPB Common Stock to be delivered to KNBT shareholders in exchange for shares of KNBT Common Stock shall be adjusted so that each KNBT shareholder shall be entitled to receive such number of shares of NPB Common Stock as such shareholder would have been entitled to receive if the Effective Date had occurred prior to the happening of such event.  (By way of illustration, if NPB shall declare a stock dividend of 3% payable with respect to a record date on or prior to the Effective Date, the Exchange Ratio shall be adjusted upward by 3%.).  In addition, in the event that, prior to the Effective Date, NPB enters into an agreement pursuant to which shares of NPB Common Stock would be converted into shares or other securities or obligations of another corporation, proper provision shall be made in such agreement so that each KNBT shareholder who becomes a shareholder of NPB shall be entitled to receive such number of shares or other securities or amount or obligations of such other corporation as such shareholder would be entitled to receive if the Effective Date had occurred immediately prior to the happening of such event.  Furthermore, the number of shares of NPB Common Stock subject to each KNBT Option referenced in Section 2.05(a) and the applicable exercise price shall be appropriately adjusted.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF KNBT

KNBT hereby represents and warrants to NPB as follows:

3.01  Organization.

(a)  KNBT is a corporation duly incorporated and validly subsisting under the laws of the Commonwealth of Pennsylvania.  KNBT is a bank holding company duly registered under the BHC Act.  KNBT has the corporate power and authority to carry on its businesses and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it.  KNBT is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect on KNBT, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

(b)  KNBT Bank is a stock savings bank duly organized and validly existing under the laws of the Commonwealth of Pennsylvania.  KNBT Bank has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it.  KNBT Bank is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect on KNBT, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

(c)  The deposits of KNBT Bank are insured by the Deposit Insurance Fund of the FDIC to the extent provided in the Federal Deposit Insurance Act.

(d)  KNBT has no Subsidiaries other than KNBT Bank and those identified in KNBT Disclosure Schedule 3.01(d).  KNBT Disclosure Schedule 3.01(d) sets forth the type of organization, the state of formation, the owner of its outstanding equity interests and a brief description of the business conducted by each Subsidiary. Each KNBT Subsidiary, other than KNBT Bank (which is covered by Section 3.01(b) above), is duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation. Each such Subsidiary has the corporate or trust power and authority to carry on its businesses and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it.  Each such Subsidiary is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect on KNBT, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

(e)  The respective minute books of KNBT and each KNBT Subsidiary accurately record, in all material respects, all material corporate actions of their respective shareholders, boards of directors and trustees, including committees, in each case in accordance with normal business practice of KNBT and the KNBT Subsidiary.

(f)  KNBT has delivered to NPB true and correct copies of the articles of incorporation and bylaws of KNBT and KNBT Bank, and the articles of incorporation, bylaws, trust agreements and other applicable charter documents of each other KNBT Subsidiary, each as in effect on the date hereof.

3.02  Capitalization.

(a)           The authorized capital stock of KNBT consists of (i) 100,000,000 shares of common stock, par value $.01 per share (“KNBT Common Stock”), of which at the date hereof 26,526,407 shares are validly issued and outstanding, fully paid and nonassessable, and free of preemptive rights, and 7,443,739 are held as treasury shares and (ii) 20,000,000 shares of preferred stock, par value $.01 per share, of which at the date hereof, no shares are issued and outstanding.  KNBT has not issued nor is KNBT bound by any subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase, sale, or issuance of, or right to receive dividends or other distributions on, any shares of KNBT Common Stock or any other security of KNBT or any securities representing the right to vote, purchase or otherwise receive any shares of KNBT Common Stock or any other security of KNBT, except (i) for KNBT Options for 2,135,246 shares of KNBT Common Stock issued and outstanding under the KNBT Stock Option Plan and (ii) this Agreement.

(b)           KNBT owns, directly or indirectly, all of the capital stock of KNBT Bank and the other KNBT Subsidiaries, free and clear of any liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.  There are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding with respect to the capital stock of KNBT Bank or any other KNBT Subsidiary.  Except for KNBT Bank and the other KNBT Subsidiaries listed on KNBT Disclosure Schedule 3.01(d), KNBT does not possess, directly or indirectly, any material equity interest in any corporation, except for (i) equity interests in KNBT Bank's investment portfolio, (ii) equity interests held by KNBT’s Subsidiaries in a fiduciary capacity, (iii) equity interests held in connection with KNBT Bank's commercial loan activities and (iv) as set forth on KNBT Disclosure Schedule 3.02(b).

(c)           To the Knowledge of KNBT, except as set forth on KNBT Disclosure Schedule 3.02(c) or as disclosed in KNBT’s proxy materials for its 2007 annual meeting of shareholders, no person or group is the beneficial owner of 5% or more of the outstanding shares of KNBT Common Stock (the terms “person”, “group” and “beneficial owner” are as defined in Section 13(d) of the Exchange Act, and the rules and regulations thereunder).

3.03  Authority; No Violation.

(a)           KNBT has full corporate power and authority to execute and deliver this Agreement and, except for the receipt of the approval of this Agreement by the shareholders of KNBT, to consummate the Contemplated Transactions.  The execution and delivery of this Agreement by KNBT and the consummation by KNBT of the Contemplated Transactions have been duly and validly approved by the unanimous vote of the Board of Directors of KNBT and, except for approval by the shareholders of KNBT as required by the BCL, no other corporate proceedings on the part of KNBT are necessary to consummate the Merger.  The affirmative vote of a majority of the votes cast by the holders of the KNBT Common Stock at the KNBT Shareholders Meeting is sufficient to adopt this Agreement.  This Agreement has been duly and validly executed and delivered by KNBT and constitutes the valid and binding obligation of KNBT, enforceable against KNBT in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

(b)           None of (i) the execution and delivery of this Agreement by KNBT, subject to receipt of approvals from the KNBT shareholders and the Regulatory Authorities referred to in Section 4.04 hereof and KNBT's and NPB's compliance with any conditions contained therein, the consummation of the Merger, and (ii) compliance by KNBT or any KNBT Subsidiary with any of the terms or provisions hereof:

(A)  conflict with or result in a breach of any provision of the respective articles of incorporation, bylaws or other charter document of KNBT or any KNBT Subsidiary;

(B)  violate any statute, rule, regulation, judgment, order, writ, decree or injunction applicable to KNBT or any KNBT Subsidiary or any of their respective properties or assets; or

(C)  except as described in KNBT Disclosure Schedule 3.03, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, or acceleration of, the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of KNBT or any KNBT Subsidiary under any of the terms or conditions of any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument or obligation to which KNBT or any KNBT Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, excluding from clauses (B) and (C) hereof, such conflicts, violations, breaches, defaults or other events which, individually or in the aggregate, would not have a Material Adverse Effect on KNBT.

3.04  Consents and Approvals.

(a) Except for (i) the required adoption of this Agreement by the shareholders of NPB, (ii) the required adoption of this Agreement by the shareholders of KNBT, (iii) the filing of a notice by NPB of the issuance of shares of NPB Common Stock pursuant to this Agreement with Nasdaq, (iv) the filing of applications and notices, as applicable, with the FRB under the BHC Act and the OCC under the National Bank Act and approval of such applications and notices; (v) the filing with the SEC in definitive form of the Prospectus/Proxy Statement, and the filing with, and declaration of effectiveness by, the SEC of the Registration Statement, (vi) the filing of the Articles of Merger with the PDS in accordance with the BCL, (vii) any notices or filings under the HSR Act, (viii) any application, notice or filing with the Pennsylvania Department of Banking, (ix) a post-Bank Merger notice to the FDIC to be filed by NPBank, (x) the consents and approvals set forth in Section 3.04 of the KNBT Disclosure Schedule and (xi) the consents and approvals of third parties which are not Regulatory Authorities, the failure of which to be obtained will not have and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on KNBT, no consents or approvals of, or filings or registrations with, any Regulatory Authority or with any other third party are necessary in connection with (A) the execution, delivery and performance by KNBT of this Agreement and (B) the consummation by KNBT of the Merger and KNBT Bank of the Bank Merger.

(b) As of the date of this Agreement, KNBT knows of no reason relating to it why all regulatory approvals from any Regulatory Authority required to consummate the transactions contemplated hereby should not be obtained on a timely basis without the imposition of a condition or restriction of the type referred to in Sections 6.01(d) and Section 6.02(d).

3.05  Financial Statements.

(a)           KNBT has delivered to NPB the KNBT Financials, except those pertaining to quarterly periods commencing after June 30, 2007.  The KNBT Financials fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of KNBT as of and for the periods ended on the dates thereof, in accordance with GAAP consistently applied, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by Form 10-Q in the case of unaudited statements.

(b)           To the Knowledge of KNBT, KNBT did not, as of the date of the balance sheets referred to above, have any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, which are not fully reflected or reserved against in the balance sheets included in the KNBT Financials at the date of such balance sheets which would have been required to be reflected therein in accordance with GAAP consistently applied or disclosed in a footnote thereto.  Since June 30, 2007, KNBT has not incurred any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, except for liabilities and obligations which were incurred in the ordinary course of business consistent with past practice, and except for liabilities and obligations which are within the subject matter of a specific representation and warranty herein or which otherwise have not had a Material Adverse Effect.

3.06  No Material Adverse Change.  Neither KNBT nor any KNBT Subsidiary has suffered any adverse change in their respective assets, business, financial condition or results of operations since June 30, 2007 which has had a Material Adverse Effect on KNBT.

3.07  Taxes.

(a)           KNBT and the KNBT Subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a) of which KNBT is a common parent.  KNBT has filed, and will file, all material federal, state and local tax returns required to be filed by, or with respect to, KNBT and the KNBT Subsidiaries on or prior to the Closing Date, except to the extent that any failure to file or any inaccuracies would not, individually or in the aggregate, have a Material Adverse Effect, and has paid or will pay, or made or will make, provisions for the payment of all federal, state and local taxes which are shown on such returns to be due for the periods covered thereby from KNBT or any KNBT Subsidiary to any applicable taxing authority, on or prior to the Closing Date, other than taxes which (i) are not delinquent or are being contested in good faith, (ii) have not been finally determined, or (iii) the failure to pay would not, individually or in the aggregate, have a Material Adverse Effect on KNBT. Such returns or reports are true, complete and correct in all material respects.  KNBT and the KNBT Subsidiaries have paid all taxes and other governmental charges including all applicable interest and penalties set forth in such returns or reports.

(b)           There are no liens on the assets of KNBT and the KNBT Subsidiaries relating to or attributable to any taxes (other than taxes not yet due and payable).  All federal, state and local taxes and other governmental charges payable by KNBT and the KNBT Subsidiaries have been paid or have been adequately accrued or reserved for on such entity’s books in accordance with GAAP and banking regulations applied on a consistent basis, except where failure to pay or accrue would not have a Material Adverse Effect on KNBT.  Until the Effective Date, KNBT and the KNBT Subsidiaries shall continue to reserve sufficient funds for the payment of expected tax liabilities in accordance with GAAP and banking regulations applied on a consistent basis.

(c)           To the Knowledge of KNBT, there are no material disputes pending, or claims asserted in writing, for taxes or assessments upon KNBT or any KNBT Subsidiary, nor has KNBT or any KNBT Subsidiary been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any federal, state, county or local income tax return for any period.

(d)           KNBT and the KNBT Subsidiaries have withheld and paid all taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, except where failure to withhold or to pay such withholding would not have a Material Adverse Effect.

(e)           Neither KNBT nor the KNBT Subsidiaries have constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Merger.

3.08  Contracts.

(a)           Except as described in KNBT Disclosure Schedule 3.08(a) or KNBT Disclosure Schedule 3.12, neither KNBT nor any KNBT Subsidiary is a party to or subject to:

(i)  any employment, consulting, severance, “change-in-control” or termination contract or arrangement with any officer, director, employee, independent contractor, agent or other person, except for “at will” arrangements;

(ii)  any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any officer, director, employee, independent contractor, agent or other person;

(iii)  any collective bargaining agreement with any labor union relating to employees;

(iv)  any agreement which by its terms limits the payment of dividends by KNBT or any KNBT Subsidiary other than generally applicable regulatory restrictions;

(v)  except in the ordinary course of business, any material instrument evidencing or related to indebtedness for borrowed money, whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which KNBT or any KNBT Subsidiary is an obligor to any person, other than deposits, repurchase agreements, bankers acceptances and “treasury tax and loan” accounts established in the ordinary course of business, instruments relating to transactions entered into in the customary course of the banking business of KNBT Bank, and transactions in “federal funds”, or which contains financial covenants or other restrictions, other than those relating to the payment of principal and interest when due, which would be applicable on or after the Closing Date;

(vi)  any contract, other than this Agreement, which restricts or prohibits it from engaging in any type of business permissible under applicable law;

(vii)  any contract, plan or arrangement which provides for payments or benefits in certain circumstances which, together with other payments or benefits payable to any participant therein or party thereto, might render any portion of any such payments or benefits subject to disallowance of deduction therefor as a result of the application of Section 280G of the IRC;

(viii)  except in the ordinary course of business, any lease for real property;

(ix)  any contract or arrangement with any broker-dealer or investment adviser;

(x)  any investment advisory contract with any investment company registered under the Investment Company Act of 1940; or

(xi)  any contract or arrangement with, or membership in, any local clearing house or self-regulatory organization.

(b)  All the contracts, plans, arrangements and instruments listed in KNBT Disclosure Schedule 3.08(a) or KNBT Disclosure Schedule 3.12 are in full force and effect on the date hereof, and neither KNBT, any KNBT Subsidiary nor, to the Knowledge of KNBT, any other party to any such contract, plan, arrangement or instrument, has breached any provision of, or is in default under any term of, any such contract, plan, arrangement or instrument the breach of which or default under which will have a Material Adverse Effect, and, except as described in KNBT Disclosure Schedule 3.08(b) no party to any such contract, plan, arrangement or instrument will have the right to terminate any or all of the provisions thereof as a result of the transactions contemplated by this Agreement, the termination of which will have a Material Adverse Effect on KNBT.

(c)  Except as otherwise described in KNBT Disclosure Schedule 3.08(a) or KNBT Disclosure Schedule 3.12, no plan, employment agreement, termination agreement or similar agreement or arrangement to which KNBT or any KNBT Subsidiary is a party or by which KNBT or any KNBT Subsidiary may be bound:

(i)           contains provisions which permit an employee or an independent contractor to terminate it without cause and continue to accrue future benefits thereunder;

(ii)           provides for acceleration in the vesting of benefits thereunder upon the occurrence of a change in ownership or control or merger or other acquisition of KNBT or any KNBT Subsidiary; or

(iii)           requires KNBT or any KNBT Subsidiary to provide a benefit in the form of KNBT Common Stock or determined by reference to the value of KNBT Common Stock.

3.09  Ownership of Property; Insurance Coverage.

(a)           KNBT and each KNBT Subsidiary has, and will have as to property acquired after the date hereof, good, and as to real property, marketable, title to all material assets and properties owned by KNBT or such KNBT Subsidiary, whether real or personal, tangible or intangible, including securities, assets and properties reflected in the balance sheets contained in the KNBT Financials or acquired subsequent thereto (except to the extent that such securities are held in any fiduciary or agency capacity and except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, or have been disposed of as obsolete since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except:

(i)  those items that secure liabilities for borrowed money and that are described in KNBT Disclosure Schedule 3.09(a)(i) or permitted under Article V hereof;

(ii)  statutory liens for amounts not yet delinquent or which are being contested in good faith;

(iii)  liens for current taxes not yet due and payable except as described in KNBT Disclosure Schedule 3.09(a)(iii);

(iv)  pledges to secure deposits and other liens incurred in the ordinary course of banking business;

(v)  such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent; and

(vi)  dispositions and encumbrances for adequate consideration in the ordinary course of business.

KNBT and each KNBT Subsidiary have the right under leases of material properties used by KNBT or such KNBT Subsidiary in the conduct of their respective businesses to occupy and use all such properties in all material respects as presently occupied and used by them.

(b)           With respect to all agreements pursuant to which KNBT or any KNBT Subsidiary has purchased securities subject to an agreement to resell, if any, KNBT or such KNBT Subsidiary has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby, except to the extent that any failure to obtain such a lien or maintain such collateral would not, individually or in the aggregate, have a Material Adverse Effect on KNBT.

(c)           KNBT and each KNBT Subsidiary maintain insurance in amounts considered by KNBT to be reasonable for their respective operations, and such insurance is similar in scope and coverage in all material respects to that maintained by other businesses similarly situated.  Neither KNBT nor any KNBT Subsidiary has received notice from any insurance carrier that:

(i)  such insurance will be cancelled or that coverage thereunder will be reduced or eliminated; or

(ii)  premium costs with respect to such insurance will be substantially increased;

except to the extent such cancellation, reduction, elimination or increase would not have a Material Adverse Effect.

(d)           KNBT and each KNBT Subsidiary maintain such fidelity bonds and errors and omissions insurance as may be customary or required under applicable laws or regulations.

3.10  Legal Proceedings.  Except as set forth on KNBT Disclosure Schedule 3.10, neither KNBT nor any KNBT Subsidiary is a party to any, and there are no pending or, to the Knowledge of KNBT, threatened, legal, administrative, arbitration or other proceedings, claims, actions, customer complaints, governmental investigations or regulatory inquiries of any nature:

(a)           against KNBT or any KNBT Subsidiary;

(b)           to which the assets of KNBT or any KNBT Subsidiary are subject;

(c)           challenging the validity or propriety of either of the Contemplated Transactions; or

(d)           which could materially adversely affect the ability of KNBT to perform its obligations under this Agreement or the ability of KNBT or KNBT Bank to consummate the Bank Merger;

except for any proceedings, claims, actions, customer complaints, investigations, or inquiries referred to in clauses (a) or (b) which, individually or in the aggregate, would not have a Material Adverse Effect on KNBT.

3.11  Compliance with Applicable Law.

(a)           KNBT and each KNBT Subsidiary hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any Regulatory Authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of its businesses nor otherwise have a Material Adverse Effect on KNBT.

(b)           KNBT and each KNBT Subsidiary have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file with any Regulatory Authority, and have filed all other reports and statements required to be filed by them, including without limitation any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state or any Regulatory Authority, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not have a Material Adverse Effect on KNBT.

(c)           No Regulatory Authority has initiated any proceeding or, to the Knowledge of KNBT, investigation into the business or operations of KNBT or any KNBT Subsidiary, except where any such proceedings or investigations will not, individually or in the aggregate, have a Material Adverse Effect on KNBT, or such proceedings or investigations have been terminated or otherwise resolved.

(d)           Neither KNBT nor any KNBT Subsidiary has received any notification or communication from any Regulatory Authority:

(i)  asserting that KNBT or any KNBT Subsidiary is not in substantial compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces, unless such assertion has been waived, withdrawn or otherwise resolved;

(ii)  threatening to revoke any license, franchise, permit or governmental authorization which is material to KNBT or any KNBT Subsidiary;

(iii)  requiring or threatening to require KNBT or any KNBT Subsidiary, or indicating that KNBT or any KNBT Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of KNBT or any KNBT Subsidiary, including without limitation any restriction on the payment of dividends; or

(iv)  directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of KNBT or any KNBT Subsidiary (any such notice, communication, memorandum, agreement or order described in this sentence herein referred to as a “Regulatory Agreement”);

in each case except as set forth in KNBT Disclosure Schedule 3.11(d).

(e)           Neither KNBT nor any KNBT Subsidiary has received, consented to, or entered into any Regulatory Agreement, except as heretofore disclosed to NPB.

(f)           To the Knowledge of KNBT, except as heretofore disclosed to NPB, there is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any

Regulatory Agreement which if resolved in a manner adverse to KNBT or any KNBT Subsidiary would have a Material Adverse Effect on KNBT.

(g)           There is no injunction, order, judgment or decree imposed upon KNBT or any KNBT Subsidiary or the assets of KNBT or any KNBT Subsidiary which has had, or, to the Knowledge of KNBT, would have, a Material Adverse Effect on KNBT.

3.12  ERISA.

(a)           KNBT has delivered to NPB true and complete copies of (or written summaries describing) any written or unwritten employee pension benefit plans within the meaning of ERISA Section 3(2), profit sharing plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, annual incentive plans, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans) and all other material employee benefit plans, policies, agreements and arrangements, all of which are set forth in KNBT Disclosure Schedule 3.12, currently maintained or contributed to (or maintained or contributed to in any of the past six calendar years) for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of KNBT or any other entity (a “KNBT ERISA Affiliate”) that, together with KNBT, is treated as a single employer under IRC Sections 414(b),(c),(m) or (o) (collectively, the “KNBT Benefit Plans”), together with:

(i)  the most recent actuarial (if any) and financial reports relating to those KNBT Benefit Plans which constitute “qualified plans” under IRC Section 401(a);

(ii)  the most recent Form 5500 (if any) relating to such KNBT Benefit Plans filed with the IRS;

(iii)  the most recent IRS determination letters which pertain to any such KNBT Benefit Plans; and

(iv)  any and all written communications since January 1, 2004 between KNBT or a KNBT ERISA Affiliate and any governmental authority, including, without limitation, the IRS, U.S. Department of Labor, the Pension Benefit Guaranty Corporation or the Securities Exchange Commission, regarding any of the tax-qualified KNBT Benefit Plans.

(b)           Neither KNBT nor any KNBT ERISA Affiliate, and no pension plan (within the meaning of ERISA Section 3(2)) maintained or contributed to by KNBT or any KNBT ERISA Affiliate, has incurred any liability to the Pension Benefit Guaranty Corporation or to the IRS with respect to any pension plan qualified under IRC Section 401(a), except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043(b) (with respect to which the 30 day notice requirement has not been waived) occurred with respect to any such pension plan.

(c)           Neither KNBT nor any KNBT ERISA Affiliate has ever contributed to or otherwise incurred any liability with respect to a multiemployer plan (within the meaning of ERISA Section 3(37)).  Except as set forth on KNBT Disclosure Schedule 3.12(c), with respect to each KNBT Benefit Plan that is subject to Section 302 of ERISA, Section 412 of the IRC or Title IV of ERISA, including, without limitation, any plan to which the employees of employers that are not KNBT ERISA Affiliates also participate, (i) none of KNBT or any KNBT Subsidiary, or any KNBT ERISA Affiliate, has received any notification nor has any actual knowledge that if KNBT or any KNBT Subsidiary or any KNBT ERISA Affiliate were to cease to contribute to such plan or terminate participation in such plan, it would incur liability that would be reasonably likely to have a Material Adverse Effect on KNBT; and (ii) there have been no accumulated funding deficiencies (as defined in Section 412 of the Code or Section 302 of ERISA) and no request for a waiver from the IRS with respect to any minimum funding requirement under Section 412 of the Code.

(d)           Each KNBT Benefit Plan has been maintained, operated and administered in compliance in all respects with its terms and related documents or agreements and the applicable provisions of all laws, including ERISA and the IRC, except where any such non-compliance would not have a Material Adverse Effect on KNBT.

(e)           There is no existing, or, to the Knowledge of KNBT, contemplated, audit of any KNBT Benefit Plan by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental authority.  In addition, there are no pending or threatened claims by, on behalf of or with respect to any KNBT Benefit Plan, or by or on behalf of any individual participant or beneficiary of any KNBT Benefit Plan, alleging any violation of ERISA or any other applicable laws, or claiming benefits (other than claims for benefits not in dispute and expected to be granted promptly in the ordinary course of business), nor to the Knowledge of KNBT, is there any basis for such claim.

(f)           With respect to any services which KNBT or any KNBT Subsidiary may provide as a record-keeper, administrator, custodian, fiduciary, trustee or otherwise for any plan, program, or arrangement subject to ERISA (other than any KNBT Benefit Plan), KNBT and each KNBT Subsidiary:

(i)  have correctly computed all contributions, payments or other amounts for which it is responsible;

(ii)  have not engaged in any prohibited transactions (as defined in ERISA Section 406 for which an exemption does not exist);

(iii)  have not breached any duty imposed by ERISA; and

(iv)  have not otherwise incurred any liability to the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation, or to any beneficiary, fiduciary or sponsor of any ERISA plan in the performance (or non-performance) of services;

except where any such action or inaction would not have a Material Adverse Effect on KNBT.

(g)           KNBT Disclosure Schedule 3.12(g) sets forth a schedule of all payments and benefits (including the acceleration of any rights or the continuation of any benefits) which will or may be made by KNBT, KNBT Bank or NPB with respect to any employee that will be characterized as an “excess parachute payment,” within the meaning of Section 280G(b)(1) of the IRC, based upon the assumptions set forth in such schedule.

(h)           The approval of the transaction contemplated by this Agreement will not result in a breach of fiduciary duty or prohibited transaction under any KNBT Benefit Plan that is an employee stock ownership plan as defined under ERISA.  Any KNBT Benefit Plan that is an “employee stock ownership plan” (as defined in Section 407(d)(6) of ERISA and IRC Section 4975(e)(7)) has satisfied all of the applicable requirements of IRC Sections 409 and 4975(e)(7) and the regulations thereunder in all material respects and will not fail to do so as a result of the approval of this transaction.  Any assets of any such KNBT Benefit Plan that, as of the end of the plan year, are not allocated to participants’ individual accounts are pledged as security for, and may be applied to satisfy, any securities acquisition indebtedness.

(i)           All persons classified by KNBT as independent contractors satisfy and to the Knowledge of KNBT, have at all times satisfied the requirements of applicable law to be so classified; KNBT has fully and accurately reported their compensation on IRS Forms 1099 when required to do so; and, except as set forth in KNBT Disclosure Schedule 3.12(i), KNBT has no obligations to provide benefits with respect to such persons under the KNBT Benefit Plans or otherwise.

3.13.  State Takeover Statutes and KNBT Articles of Incorporation..  No “business combination,” “fair price,” “control transaction,” “control share acquisition,” or other similar antitakeover statute or regulation under state or federal law or provision contained in KNBT’s articles of incorporation or bylaws is applicable to the Contemplated Transactions.  The Board of Directors of KNBT has unanimously approved this Agreement and, accordingly, the restrictions contained in Article IX of KNBT’s Articles of Incorporation are inapplicable to this Agreement and the transactions contemplated hereby.

3.14  Brokers and Finders.  Neither KNBT, any KNBT Subsidiary, nor any of their respective officers, directors, employees, independent contractors or agents, has employed any broker, finder, investment banker or financial advisor, or incurred any liability for any fees or commissions to any such person, in connection with the transactions contemplated by this Agreement, except for Sandler O’Neill & Partners, L.P. (“Sandler”), whose engagement letter with KNBT is included in KNBT Disclosure Schedule 3.14.

3.15  Environmental Matters.

(a)           Except as set forth on KNBT Disclosure Schedule 3.15, to the Knowledge of KNBT, neither KNBT nor any KNBT Subsidiary, nor any property owned or operated by KNBT or any KNBT Subsidiary, has been or is in violation of or liable under any Environmental Law, except for such violations or liabilities that, individually or in the aggregate, would not have a Material Adverse Effect.  Except as set forth on KNBT Disclosure Schedule 3.15, there are no actions, suits or proceedings, or demands, claims or notices, including without limitation notices, demand letters or requests for information from any Regulatory Authority, instituted or pending, or to the Knowledge of KNBT, threatened, or any investigation pending, relating to the liability of KNBT or any KNBT Subsidiary with respect to any property owned or operated by KNBT or any KNBT Subsidiary under any Environmental Law, except as to any such actions or other matters which would not result in a Material Adverse Effect on KNBT.

(b)           Except as set forth on KNBT Disclosure Schedule 3.15, to the Knowledge of KNBT, no property, now or formerly owned or operated by KNBT or any KNBT Subsidiary or on which KNBT or any KNBT Subsidiary holds or held a mortgage or other security interest or has foreclosed or taken a deed in lieu of foreclosure, has been listed or proposed for listing on the National Priority List (“NPL”) under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (“CERCLA”), is listed on the Comprehensive Environmental Response Compensation and Liabilities Information System (“CERCLIS”), or is listed or proposed to be listed on any state list similar to the NPL or the CERCLIS, or is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against KNBT or any KNBT Subsidiary for response costs, remedial work, investigation, damage to natural resources or for personal injury or property damage, including, but not limited to, claims under CERCLA, which would have a Material Adverse Effect on KNBT.

3.16  Business of KNBT.  Except as described in KNBT Disclosure Schedule 3.16, since June 30, 2007, neither KNBT nor any KNBT Subsidiary has, in any material respect:

(a)           increased the wages, salaries, compensation, pension or other employee benefits payable to any executive officer, employee or director, except as is permitted in Section 5.01(d) of this Agreement;

(b)           eliminated employee benefits;

(c)           deferred routine maintenance of real property or leased premises;

(d)           eliminated a reserve where the liability related to such reserve has remained;

(e)           failed to depreciate capital assets in accordance with past practice or to eliminate capital assets which are no longer used in its business; or

(f)           had an extraordinary reduction or deferral of ordinary or necessary expenses.

3.17  CRA Compliance.  KNBT and KNBT Bank are in material compliance with the applicable provisions of the CRA, and, as of the date hereof, KNBT Bank has received a CRA rating of “satisfactory” or better from the FDIC.  To the Knowledge of KNBT, there is no fact or circumstance or set of facts or circumstances which would cause KNBT or KNBT Bank to fail to comply with such provisions in a manner which would have a Material Adverse Effect on KNBT.

3.18  KNBT Information.

(a)           The information relating to KNBT and its Subsidiaries to be provided by KNBT for inclusion in the Prospectus/Proxy Statement, the Registration Statement, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Regulatory Authority in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The Prospectus/Proxy Statement (except for such portions thereof as relate only to NPB or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

(b)           The information, relating to KNBT and its Subsidiaries to be provided by KNBT for inclusion in the Applications will, at the time each such document is filed with any Regulatory Authority and up to and including the dates of any required regulatory approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

3.19  Related Party Transactions.

(a)           Except as set forth on KNBT Disclosure Schedule 3.19, or as is disclosed in the footnotes to the KNBT Financials, as of the date hereof, neither KNBT nor any KNBT Subsidiary is a party to any transaction (including any loan or other credit accommodation but excluding deposits in the ordinary course of business) with any Affiliate of KNBT or any KNBT Subsidiary, and all such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other “persons” (as defined in Section 13(d) of the Exchange Act, and the rules and regulations thereunder), except with respect to variations in such terms as would not, individually or in the aggregate, have a Material Adverse Effect on KNBT.

(b)           Except as set forth in KNBT Disclosure Schedule 3.19, as of the date hereof, no loan or credit accommodation to any KNBT Affiliate is presently in default or, during the three-year period prior to the date of this Agreement, has been in material default or has been restructured, modified or extended in any manner which would have a Material Adverse Effect.  To the Knowledge of KNBT, as of the date hereof, principal and interest with respect to any such loan or other credit accommodation will be paid when due and the loan grade classification accorded such loan or credit accommodation is appropriate.

3.20  Loans.

(a)  Each outstanding Loan (including Loans held for resale to investors) held by KNBT or its Subsidiaries (the “KNBT Loans”) (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens which have been perfected and (iii) to KNBT’s Knowledge, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b)  Section 3.20(b) of the KNBT Disclosure Schedule identifies (A) each KNBT Loan that as of the date hereof was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by KNBT, any of its Subsidiaries or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such KNBT Loan and the identity of the borrower thereunder, and (B) each asset of KNBT or any of its Subsidiaries that as of the date hereof was classified as other real estate owned and the book value thereof as of such date.

(c)  KNBT Disclosure Schedule 3.20(c) sets forth, as of the date hereof, a schedule of all executive officers and directors of KNBT who may have outstanding loans from KNBT, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

3.21 Allowance for Loan Losses.  The allowance for loan losses shown, and to be shown, on the balance sheets contained in the KNBT Financials have been, and will be, established in accordance with GAAP and all applicable regulatory criteria.

3.22  Reorganization.  As of the date hereof, KNBT does not have any reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the IRC.

3.23  Fairness Opinion.  KNBT has received an opinion from Sandler to the effect that, as of the date hereof, the consideration to be received by shareholders of KNBT pursuant to this Agreement is fair, from a financial point of view, to such shareholders.

3.24  Securities Documents.  KNBT has filed on a timely basis all required periodic reports, registration statements, proxy statements and other documents, together with amendments thereto, with the SEC since October 17, 2003 (the “KNBT SEC Reports”).

The KNBT SEC Reports complied, in all material respects, and all future KNBT SEC reports, filings, and proxy materials will comply, in all material respects, with the rules and regulations of the SEC to the extent applicable thereto, and all such SEC reports, filings and proxy materials did not and will not, at the time of their filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading. There are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the KNBT SEC Reports.  None of KNBT’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

3.25  “Well Capitalized”.  KNBT and KNBT Bank are “well capitalized” within the meaning of the FRB's and FDIC’s regulations, respectively.  KNBT and KNBT Bank will be “well capitalized” on the Closing Date.

3.26  Sarbanes-Oxley Act Compliance.

(a)           Each of the principal executive officer and the principal financial officer of KNBT has made all certifications required under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder and under the Exchange Act (collectively, the “Sarbanes-Oxley Act”) with respect to KNBT’s SEC reports, and KNBT has made available to NPB a summary of any disclosure made by KNBT’s management to KNBT’s auditors and audit committee referred to in such certifications.  For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings ascribed to such terms in the Sarbanes-Oxley Act.

(b)           KNBT has (i) designed disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that material information relating to KNBT, including its consolidated Subsidiaries, is made known to its principal executive officer and principal financial officer; (ii) designed internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP; (iii) evaluated the effectiveness of KNBT’s disclosure controls and procedures and, to the extent required by applicable law, presented in any applicable KNBT SEC reports that is a report on Form 10-K or Form 10-Q or any amendment thereto its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation; and (iv) to the extent required by applicable law, disclosed in such report or amendment any change in KNBT’s internal control over financial reporting that occurred during the period covered by such report or amendment that has materially affected, or is reasonably likely to materially affect, KNBT’s internal control over financial reporting.

(c)           To KNBT’s Knowledge, KNBT does not have any (i) significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect KNBT’s ability to record, process, summarize and report financial information, and (ii) no fraud, whether or not material, that involves management or other employees who have a significant role in KNBT’s internal control over financial reporting, has occurred since January 1, 2004.

(d)           Since January 1, 2004, KNBT has been in compliance in all material respects with the applicable requirements of the Sarbanes-Oxley Act in effect from time to time.

           3.27.                      Labor Matters.  Neither KNBT nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is KNBT or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the United States National Labor Relations Act) or seeking to compel KNBT or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any labor strike, slowdown or work stoppage or other material labor dispute or disputes involving it or any of its Subsidiaries pending, or to KNBT’s knowledge, threatened against KNBT or any of its Subsidiaries, nor is KNBT aware of any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

3.28  Quality of Representations.  No representation or warranty of KNBT in this Agreement and no statement in the KNBT Disclosure Schedule omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.  No notice given pursuant to Section 5.07 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF NPB

NPB hereby represents and warrants to KNBT as follows:

4.01  Organization.

(a)  NPB is a corporation duly incorporated and validly subsisting under the laws of the Commonwealth of Pennsylvania.  NPB is a bank holding company duly registered under the BHC  Act.  NPB has the corporate power to carry on its businesses and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it.  NPB is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified will not have a Material Adverse Effect on NPB, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

(b)  NPBank is a national banking association duly organized and validly existing under the laws of the United States.  NPBank has the corporate power to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it.  NPBank is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified will not have a Material Adverse Effect on NPB, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

(c)  The deposits of NPBank are insured by the Deposit Insurance Fund of the FDIC to the extent provided in the Federal Deposit Insurance Act.

(d)  NPB has no Subsidiaries other than those identified in NPB Disclosure Schedule 4.01(d).  NPB Disclosure Schedule 4.01(d) sets forth the type of organization, the state of formation, the owner of its outstanding equity interests and a brief description of the business conducted by each Subsidiary. Each NPB Subsidiary, other than NPBank (which is covered by

Section 4.01(b) above), is duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation. Each such Subsidiary has the corporate or trust power and authority to carry on its businesses and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it.  Each such Subsidiary is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect on NPB, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

(e)  The respective minute books of NPB and each NPB Subsidiary accurately record, in all material respects, all material corporate actions of their respective shareholders and boards of directors, including committees, in each case in accordance with the normal business practice of NPB and the NPB Subsidiary.

(f)  NPB has delivered to KNBT true and correct copies of the respective articles of incorporation, articles of association and bylaws of NPB and NPBank, as in effect on the date hereof.

4.02  Capitalization.

(a)           The authorized capital stock of NPB consists of (a) 100,000,000 shares of NPB Common Stock of which, as of September 4, 2007 and without giving effect to the NPB Stock Dividend, 488,111 shares are validly issued and held by NPB as treasury stock and 47,676,932 shares are validly issued and outstanding, fully paid and nonassessable and free of preemptive rights, and (b) 1,000,000 shares of preferred stock, without par value, of which none are issued.  Except as set forth on NPB Disclosure Schedule 4.02(a) as of the date hereof, NPB has not issued nor is NPB bound by any subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase, sale, or issuance of, or right to receive dividends or other distributions on, any shares of NPB Common Stock or any other security of NPB or any securities representing the right to vote, purchase or otherwise receive any shares of NPB Common Stock or any other security of NPB, except (i) for options to acquire shares of NPB Common Stock issued under NPB's various stock option plans, (ii) restricted stock units issued under NPB’s long term incentive compensation plan, (iii) pursuant to NPB's employee stock purchase plan, dividend reinvestment plan and directors' fee plan, (iv) pursuant to the Rights Agreement, (v) pursuant to this Agreement, and (vi) pursuant to the NPB Stock Dividend.

(b)           NPB owns, directly or indirectly, all of the capital stock of NPBank and the other NPB Subsidiaries, free and clear of any liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.  There are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding with respect to the capital stock of NPBank or any other NPB Subsidiary.  Except for the NPB Subsidiaries, NPB does not possess, directly or indirectly, any material equity interest in any corporation, except for (i) equity interests in the investment portfolios of NPB's Subsidiaries, (ii) equity interests held by NPB's Subsidiaries in a fiduciary capacity, and (iii) equity interests held in connection with the commercial loan activities of NPB's Subsidiaries.

(c)           To the Knowledge of NPB, except as set forth on NPB Disclosure Schedule 4.02(c) or as disclosed in NPB’s proxy materials for its 2007 annual meeting of shareholders, no person or group is the beneficial owner of 5% or more of the outstanding shares of NPB Common Stock (the terms “person”, “group” and “beneficial owner” are as defined in Section 13(d) of the Exchange Act, and the rules and regulations thereunder).

4.03  Authority; No Violation.

(a)           NPB has full corporate power and authority to execute and deliver this Agreement and, except for the receipt of the approval of this Agreement by the shareholders of NPB, to consummate the Contemplated Transactions.  The execution and delivery of this Agreement by NPB and the consummation by NPB of the Contemplated Transactions have been duly and validly approved by the Board of Directors of NPB by unanimous vote and, except for approval by the shareholders of NPB as required by the BCL, no other corporate proceedings on the part of NPB are necessary to consummate the Merger.  The affirmative vote of a majority of the votes cast by the holders of NPB Common Stock at the NPB Shareholders Meeting is sufficient to adopt this Agreement.  This Agreement has been duly and validly executed and delivered by NPB and constitutes the valid and binding obligation of NPB, enforceable against NPB in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

(b)  None of (i) the execution and delivery of this Agreement by NPB, subject to receipt of approvals from the Regulatory Authorities referred to in Section 4.04 hereof and NPB's and KNBT's compliance with any conditions contained therein, (ii) the consummation of the Contemplated Transactions, and (iii) compliance by NPB with any of the terms or provisions hereof:

(A)  conflict with or result in a breach of any provision of the respective articles of incorporation, articles of association or bylaws of NPB or any NPB Subsidiary;

(B)  violate any statute, rule, regulation, judgment, order, writ, decree or injunction applicable to NPB or any NPB Subsidiary or any of their respective properties or assets; or

(C)  violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, or acceleration of the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of NPB or any NPB Subsidiary under, any of the terms or conditions of any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument or obligation to which NPB or any NPB Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, excluding from clauses (B) and (C) such conflicts, violations, breaches, defaults or other events which, individually or in the aggregate, would not have a Material Adverse Effect on NPB.

4.04  Consents and Approvals.

(a) Except for (i) the required adoption of this Agreement by the shareholders of NPB, (ii) the required adoption of this Agreement by the shareholders of KNBT, (iii) the filing of a notice by NPB of the issuance of shares of NPB Common Stock pursuant to this Agreement with Nasdaq, (iv) the filing of applications and notices, as applicable, with the FRB under the BHC Act and the OCC under the National Bank Act and approval of such applications and notices; (v) the filing with the SEC in definitive form of the Prospectus/Proxy Statement, and the filing with, and declaration of effectiveness by, the SEC of the Registration Statement, (vi) the filing of the Articles of Merger with the PDS in accordance with the BCL, (vii) any notices or filings under the HSR Act, (viii) any application, notice or filing with the Pennsylvania Department of Banking, (ix) a post-Bank Merger notice to the FDIC to be filed by NPBank, (x) the consents and approvals set forth in Section 4.04 of the KNBT Disclosure Schedule and (xi) the consents and approvals of third parties which are not Regulatory Authorities, the failure of which to be obtained will not have and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on NPB, no consents or approvals of, or filings or registrations with, any Regulatory Authority or with any other third party are necessary in connection with (A) the execution, delivery and performance by NPB of this Agreement and (B) the consummation by NPB of the Merger and NPBank of the Bank Merger.

(b) As of the date of this Agreement, NPB knows of no reason relating to it why all regulatory approvals from any Regulatory Authority required to consummate the transactions contemplated hereby should not be obtained on a timely basis without the imposition of a condition or restriction of the type referred to in Sections 6.01(d) and Section 6.02(d).

4.05  Financial Statements.

(a)  NPB has delivered to KNBT the NPB Financials, except those pertaining to quarterly periods commencing after June 30, 2007.  The NPB Financials fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of NPB as of and for the periods ended on the dates thereof, in accordance with GAAP consistently applied, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by Form 10-Q in the case of unaudited statements.

(b)  To the Knowledge of NPB, NPB did not have any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, which are not fully reflected or reserved against in the balance sheets included in the NPB Financials at the date of such balance sheets which would have been required to be reflected therein in accordance with GAAP consistently applied or disclosed in a footnote thereto.  Since June 30, 2007, NPB has not incurred any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, except for liabilities and obligations which were incurred in the ordinary course of business consistent with past practice, and except for liabilities and obligations which are within the subject matter of a specific representation and warranty herein or which otherwise have not had a Material Adverse Effect on NPB.

4.06  No Material Adverse Change.  Neither NPB nor any NPB Subsidiary has suffered any adverse change in their respective assets, business, financial condition or results of operations since June 30, 2007 which has had a Material Adverse Effect on NPB.

4.07  Taxes.

(a)           NPB and the NPB Subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a) of which NPB is the common parent.  NPB has filed, and will file, all material federal, state and local tax returns required to be filed by, or with respect to, NPB and the NPB Subsidiaries on or prior to the Closing Date, except to the extent that any failure to file or any inaccuracies would not, individually or in the aggregate, have a Material Adverse Effect on NPB, and has paid or will pay, or made or will make, provisions for the payment of all federal, state and local taxes which are shown on such returns to be due for the periods covered thereby from NPB or any NPB Subsidiary to any applicable taxing authority, on or prior to the Closing Date, other than taxes which (i) are not delinquent or are being contested in good faith, (ii) have not been finally determined, or (iii) the failure to pay would not, individually or in the aggregate, have a Material Adverse Effect on NPB.  Such returns or reports are true, complete and correct in all material respects.  KNBT and the KNBT Subsidiaries have paid all taxes and other governmental charges including all applicable interest and penalties set forth in such returns or reports.

(b)           There are no liens on the assets of NPB and the NPB Subsidiaries relating to or attributable to any taxes (other than taxes not yet due and payable).  All federal, state and local taxes and other governmental charges payable by NPB and the NPB Subsidiaries have been paid or have been adequately accrued or reserved for on such entity’s books in accordance with GAAP and banking regulations applied on a consistent basis, except where failure to pay or accrue would not have a Material Adverse Effect on NPB.  Until the Effective Date, NPB and the NPB Subsidiaries shall continue to reserve sufficient funds for the payment of expected tax liabilities in accordance with GAAP and banking regulations applied on a consistent basis.

(c)           To the Knowledge of NPB, there are no material disputes pending, or claims asserted in writing, for taxes or assessments upon NPB or any NPB Subsidiary, nor has NPB or any NPB Subsidiary been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any federal, state, county or local income tax return for any period.

(d)           NPB and the NPB Subsidiaries have withheld and paid all taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, except where failure to withhold or to pay such withholding would not have a Material Adverse Effect on NPB.

(e)           Neither NPB nor the NPB Subsidiaries have constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Merger.

4.08  Contracts.  Except as described on NPB Disclosure Schedule 4.08, neither NPB nor any NPB Subsidiary is a party to or subject to: (i) any agreement which by its terms limits the payment of dividends by NPB or any NPB Subsidiary, or (ii) any contract, other than this Agreement, which restricts or prohibits it from engaging in any type of business permissible under applicable law.

4.09  Ownership of Property; Insurance Coverage.

(a)           NPB and each NPB Subsidiary has, and will have as to property acquired after the date hereof, good, and as to real property, marketable, title to all material assets and properties owned by NPB or such NPB Subsidiary, whether real or personal, tangible or intangible, including securities, assets and properties reflected in the balance sheets contained in the NPB Financials or acquired subsequent thereto (except to the extent that such securities are held in any fiduciary or agency capacity and except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, or have been disposed of as obsolete since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except:

(i)  those items that secure liabilities for borrowed money and that are described in NPB Disclosure Schedule 4.09 or permitted under Article V hereof;

(ii)  statutory liens for amounts not yet delinquent or which are being contested in good faith;

(iii)  liens for current taxes not yet due and payable;

(iv)  pledges to secure deposits and other liens incurred in the ordinary course of banking business;

(v)  such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent; and

(vi)  dispositions and encumbrances for adequate consideration in the ordinary course of business.

NPB and each NPB Subsidiary have the right under leases of material properties used by NPB or such NPB Subsidiary in the conduct of their respective businesses to occupy and use all such properties in all material respects as presently occupied and used by them.

(b)           With respect to all agreements pursuant to which NPB or any NPB Subsidiary has purchased securities subject to an agreement to resell, if any, NPB or such NPB Subsidiary has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby, except to the extent that any failure to obtain such a lien or maintain such collateral would not, individually or in the aggregate, have a Material Adverse Effect on NPB.

(c)           NPB and each NPB Subsidiary maintain insurance in amounts considered by NPB to be reasonable for their respective operations, and such insurance is similar in scope and coverage in all material respects to that maintained by other businesses similarly situated.  Neither NPB nor any NPB Subsidiary has received notice from any insurance carrier that:

(i)  such insurance will be cancelled or that coverage thereunder will be reduced or eliminated; or

(ii)  premium costs with respect to such insurance will be substantially increased;

except to the extent such cancellation, reduction, elimination or increase would not have a Material Adverse Effect.

(d)           NPB and each NPB Subsidiary maintain such fidelity bonds and errors and omissions insurance as may be customary or required under applicable laws or regulations.

4.10  Shares.  At the Effective Date, NPB will have duly reserved sufficient shares of NPB Common Stock to be issued to former KNBT shareholders pursuant to this Agreement.

4.11  Legal Proceedings.  Except as described in NPB Disclosure Schedule 4.11, neither NPB nor any NPB Subsidiary is a party to any, and there are no pending or, to the Knowledge of NPB, threatened, legal, administrative, arbitration or other proceedings, claims, actions, customer complaints, governmental investigations or regulatory inquiries of any nature:

(a)           against NPB or any NPB Subsidiary;

(b)           to which the assets of NPB or any NPB Subsidiary are subject;

(c)           challenging the validity or propriety of either of the Contemplated Transactions; or

(d)           which could materially adversely affect the ability of NPB to perform its obligations under this Agreement or the ability of NPB or NPBank to consummate the Contemplated Transactions;

except for any proceedings, claims, actions, customer complaints, investigations, or inquiries referred to in clauses (a) or (b) which, individually or in the aggregate, would not have a Material Adverse Effect on NPB.

4.12  Compliance with Applicable Law.

(a)           NPB and each NPB Subsidiary hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any Regulatory Authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of their respective businesses nor otherwise have a Material Adverse Effect on NPB.

(b)           NPB and each NPB Subsidiary have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file with any Regulatory Authority, and have filed all other reports and statements required to be filed by them, including without limitation any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state or any Regulatory Authority, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not have a Material Adverse Effect on NPB.

(c)           No Regulatory Authority has initiated any proceeding or, to the Knowledge of NPB, investigation into the businesses or operations of NPB or any of its Subsidiaries, except where any such proceedings or investigations will not, individually or in the aggregate, have a Material Adverse Effect on NPB, or such proceedings or investigations have been terminated or otherwise resolved.

(d)           Neither NPB nor any NPB Subsidiary has received any notification or communication from any Regulatory Authority:

(i)  asserting that NPB or any NPB Subsidiary is not in substantial compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces, unless such assertion has been waived, withdrawn or otherwise resolved;

(ii)  threatening to revoke any license, franchise, permit or governmental authorization which is material to NPB or any NPB Subsidiary;

(iii)  requiring or threatening to require NPB or any NPB Subsidiary, or indicating that NPB or any NPB Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of NPB or any NPB Subsidiary, including without limitation any restriction on the payment of dividends; or

(iv)  directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of NPB or any NPB Subsidiary (any such notice, communication, memorandum, agreement or order described in this sentence herein referred to as a “Regulatory Agreement”);

in each case except as set forth in Section 4.12(a) of the NPB Disclosure Schedule.

(e)           Neither NPB nor any NPB Subsidiary has received, consented to, or entered into any Regulatory Agreement except as heretofore disclosed to KNBT.

(f)           To the Knowledge of NPB, there is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any Regulatory Agreement which if resolved in a manner adverse to NPB or any NPB Subsidiary would have a Material Adverse Effect on NPB.

(g)           There is no injunction, order, judgment or decree imposed upon NPB or any NPB Subsidiary or the assets of NPB or any NPB Subsidiary which has had, or, to the Knowledge of NPB, would have, a Material Adverse Effect on NPB.

4.13  ERISA.

(a)           NPB has delivered to KNBT true and complete copies of any employee pension benefit plans within the meaning of ERISA Section 3(2), profit sharing plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, annual incentive plans, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans) and all other material employee benefit plans, policies, agreements and arrangements, all of which are set forth in NPB Disclosure Schedule 4.13, currently maintained or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of NPB or any other entity (an “NPB ERISA Affiliate”) that, together with NPB, is treated as a single employer under IRC Sections 414(b),(c),(m) or (o) (collectively, the “NPB Benefit Plans”), together with:

(i)           the most recent actuarial (if any) and financial reports relating to those NPB Benefit Plans which constitute “qualified plans” under IRC Section 401(a);

(ii)           the most recent Form 5500 (if any) relating to such NPB Benefit Plans filed by them, respectively, with the IRS;

(iii)           the most recent IRS determination letters which pertain to any such NPB Benefit Plans; and

(iv)           any and all written communications since January 1, 2004 between NPB or an NPB ERISA Affiliate and any governmental authority, including, without limitation, the IRS, U.S. Department of Labor, the Pension Benefit Guaranty Corporation or the Securities Exchange Commission, regarding any of the tax-qualified NPB Benefit Plans.

(b)           Neither NPB nor any NPB ERISA Affiliate, and no pension plan (within the meaning of ERISA Section 3(2)) maintained or contributed to by NPB or any NPB ERISA Affiliate, has incurred any liability to the Pension Benefit Guaranty Corporation or to the IRS with respect to any pension plan qualified under IRC Section 401(a), except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043(b) (with respect to which the 30 day notice requirement has not been waived) occurred with respect to any such pension plan.

(c)           Neither NPB nor any NPB ERISA Affiliate has ever contributed to or otherwise incurred any liability with respect to a multi-employer plan (within the meaning of ERISA Section 3(37)).

(d)           Each NPB Benefit Plan has been maintained, operated and administered in compliance in all respects with its terms and related documents or agreements and the applicable provisions of all laws, including ERISA and the IRC, except where any such non-compliance would not have a Material Adverse Effect on NPB.

(e)           There is no existing, or, to the Knowledge of NPB, contemplated, audit of any NPB Benefit Plan by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental authority.  In addition, there are no pending or threatened claims by, on behalf of or with respect to any NPB Benefit Plan, or by or on behalf of any individual participant or beneficiary of any NPB Benefit Plan, alleging any violation of ERISA or any other applicable laws, or claiming benefits (other than claims for benefits not in dispute and expected to be granted promptly in the ordinary course of business), nor to the Knowledge of NPB, is there any basis for such claim.

(f)           With respect to any services which NPB or any NPB Subsidiary may provide as a record-keeper, administrator, custodian, fiduciary, trustee or otherwise for any plan, program, or arrangement subject to ERISA (other than any NPB Benefit Plan), NPB and each NPB Subsidiary:

(i)  have correctly computed all contributions, payments or other amounts for which it is responsible;

(ii)  have not engaged in any prohibited transactions (as defined in ERISA Section 406 for which an exemption does not exist);

(iii)  have not breached any duty imposed by ERISA; and

(iv)  have not otherwise incurred any liability to the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation, or to any beneficiary, fiduciary or sponsor of any ERISA plan in the performance (or non-performance) of services;

except where any such action or inaction would not have a Material Adverse Effect on NPB.

4.14  Brokers and Finders.  Neither NPB, any NPB Subsidiary, nor any of their respective officers, directors, employees, independent contractors or agents, has employed any broker, finder, investment banker or financial advisor, or incurred any liability for any fees or commissions to any such person, in connection with the Contemplated Transactions, except for Janney Montgomery Scott LLC (“Janney”) whose engagement letter with NPB is included in NPB Disclosure Schedule 4.14.

4.15  Environmental Matters.

(a)           Except as set forth on NPB Disclosure Schedule 4.15, to the Knowledge of NPB, neither NPB, any NPB Subsidiary, nor any property owned or operated by NPB or any NPB Subsidiary, has been or is in violation of or liable under any Environmental Law, except for such violations or liabilities that, individually or in the aggregate, would not have a Material Adverse Effect on NPB.  Except as set forth on NPB Disclosure Schedule 4.15, there are no actions, suits or proceedings, or demands, claims or notices, including without limitation notices, demand letters or requests for information from any Regulatory Authority, instituted or pending, or to the Knowledge of NPB, threatened, or any investigation pending, relating to the liability of NPB or any NPB Subsidiary with respect to any property owned or operated by NPB or any NPB Subsidiary under any Environmental Law, except as to any such actions or other matters which would not result in a Material Adverse Effect on NPB.

(b)           Except as set forth on NPB Disclosure Schedule 4.15, to the Knowledge of NPB no property, now or formerly owned or operated by NPB or any NPB Subsidiary or on which NPB or any NPB Subsidiary holds or held a mortgage or other security interest or has foreclosed or taken a deed in lieu of foreclosure, has been listed or proposed for listing on the NPL under CERCLA, is listed on the CERCLIS, or is listed or proposed to be listed on any state list similar to the NPL or the CERCLIS, or is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against NPB or any NPB Subsidiary for response costs, remedial work, investigation, damage to natural resources or for personal injury or property damage, including, but not limited to, claims under CERCLA, which would have a Material Adverse Effect on NPB.

4.16  Business of NPB.  Since June 30, 2007, neither NPB nor any NPB Subsidiary has, in any material respect:

(a)           increased the wages, salaries, compensation, pension or other employee benefits payable to any executive officer, employee or director;

(b)           eliminated employee benefits;

(c)           deferred routine maintenance of real property or leased premises;

(d)           eliminated a reserve where the liability related to such reserve has remained;

(e)           failed to depreciate capital assets in accordance with past practice or to eliminate capital assets which are no longer used in its business; or

(f)           had  an extraordinary reduction or deferral of ordinary or necessary expenses.

4.17  CRA Compliance.  NPB and NPBank are in material compliance with the applicable provisions of the CRA, and, as of the date hereof, NPBank has received a CRA rating of “satisfactory” or better from the OCC.  To the Knowledge of NPB, there is no fact or circumstance or set of facts or circumstances which would cause NPBank to fail to comply with such provisions in a manner which would have a Material Adverse Effect on NPB.

4.18  Allowance for Loan Losses.  The allowance for loan losses shown, and to be shown, on the balance sheets contained in the NPB Financials have been, and will be, established in accordance with GAAP and all applicable regulatory criteria.

4.19  NPB Information.

(a) The information relating to NPB and its Subsidiaries to be provided by NPB for inclusion in the Prospectus/Proxy Statement, the Registration Statement, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Regulatory Authority in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Prospectus/Proxy Statement (except for such portions thereof as relate only to KNBT or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Registration Statement (except for such portions thereof as relate only to KNBT or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

(b)  The information relating to NPB and its Subsidiaries to be provided by NPB for inclusion in the Applications will, at the time each such document is filed with any Regulatory Authority and up to and including the dates of any required regulatory approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

4.20  Related Party Transactions.

(a)           Except as set forth on NPB Disclosure Schedule 4.20 or in the footnotes to the NPB Financials, as of the date hereof, neither NPB nor any NPB Subsidiary is a party to any transaction (including any loan or other credit accommodation but excluding deposits in the ordinary course of business) with any Affiliate of NPB or any NPB Subsidiary, and all such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other “persons” (as defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder), except with respect to variations in such terms as would not, individually or in the aggregate, have a Material Adverse Effect on NPB.

(b)           Except as set forth in NPB Disclosure Schedule 4.20, as of the date hereof, no loan or credit accommodation to any Affiliate of NPB or any NPB Subsidiary is presently in default or, during the three-year period prior to the date of this Agreement, has been in material default or has been restructured, modified or extended in any manner which would have a Material Adverse Effect.  To the Knowledge of NPB, as of the date hereof, principal and interest with respect to any such loan or other credit accommodation will be paid when due and the loan grade classification accorded such loan or credit accommodation is appropriate.

4.21  Loans.

(a) Each outstanding Loan (including Loans held for resale to investors) held by NPB or its Subsidiaries (the “NPB Loans”) (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens which have been perfected and (iii) to NPB Knowledge, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b)  Section 4.21(b) of the NPB Disclosure Schedule identifies (A) each NPB Loan that as of the date hereof was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by NPB, any of its Subsidiaries or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such NPB Loan and the identity of the borrower thereunder, and (B) each asset of NPB or any of its Subsidiaries that as of the date hereof was classified as other real estate owned and the book value thereof as of such date.

(c)  NPB Disclosure Schedule 4.21(c) sets forth, as of the date hereof, a schedule of all executive officers and directors of NPB who may have outstanding loans from NPB, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

4.22  Reorganization.  As of the date hereof, NPB does not have any reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the IRC.

4.23  Fairness Opinion.  NPB has received an opinion from Janney to the effect that, as of the date hereof, the consideration to be paid by NPB pursuant to this Agreement is fair, from a financial point of view, to NPB and the NPB Shareholders.

4.24  NPB Common Stock.  NPB has (and will have as of the Effective Date) sufficient authorized but unissued shares of NPB Common Stock to satisfy its obligations to issue shares of NPB Common Stock pursuant to this Agreement, including upon the exercise of the substitute NPB stock options issued pursuant to Section 2.05.  The shares of NPB Common Stock to be issued and delivered to KNBT shareholders in accordance with this Agreement, and the shares of NPB Common Stock issuable upon the exercise of the substitute NPB stock options issued pursuant to Section 2.05, when so issued and delivered, will be duly authorized and validly issued and fully paid and non-assessable, and no shareholder of NPB shall have any pre-emptive right with respect thereto.

4.25 Securities Documents.  NPB has filed on a timely basis all required periodic reports, registration statements, proxy statements and other documents, together with amendments thereto, with the SEC since January 1, 2003 (the “NPB SEC Reports”).

The NPB SEC Reports complied, in all material respects, and any future NPB SEC reports, filings, and proxy materials will comply, in all material respects, with the rules and regulations of the SEC to the extent applicable thereto.  All such SEC reports, filings and proxy materials did not and will not, at the time of their filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.  There are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the NPB SEC Reports.  None of NPB’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

4.26  Rights Agreement.  No event or circumstance has occurred resulting in, and the execution of this Agreement by NPB and consummation of the Contemplated Transactions will not result in the grant, issuance or triggering of any right or entitlement or the obligation to grant or issue any interest in NPB Common Stock or enable or allow any right or other interest associated with the Rights Agreement to be exercised, distributed or triggered.

4.27  “Well Capitalized”.  NPB and NPBank are “well capitalized” within the meaning of the FRB's and OCC's regulations, respectively.  NPB and NPBank will be “well capitalized” on the Closing Date.

4.28  Sarbanes-Oxley Act Compliance.

(a)           Each of the principal executive officer and the principal financial officer of NPB has made all certifications required under the Sarbanes-Oxley Act with respect to NPB’s SEC reports, and NPB has made available to KNBT a summary of any disclosure made by NPB’s management to the NPB’s auditors and audit committee referred to in such certifications.  For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings ascribed to such terms in the Sarbanes-Oxley Act.

(b)           NPB has (i) designed disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that material information relating to NPB, including its consolidated Subsidiaries, is made known to its principal executive officer and principal financial officer; (ii) designed internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP; (iii) evaluated the effectiveness of NPB’s disclosure controls and procedures and, to the extent required by applicable law, presented in any applicable NPB SEC reports that is a report on Form 10-K or Form 10-Q or any amendment thereto its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation; and (iv) to the extent required by applicable law, disclosed in such report or amendment any change in NPB’s internal control over financial reporting that occurred during the period covered by such report or amendment that has materially affected, or is reasonably likely to materially affect, NPB’s internal control over financial reporting.

(c)           To NPB’s Knowledge, except as disclosed in NPB Disclosure Schedule 4.28(c) or in NPB’s Annual Report on Form 10-K for the year ended December 31, 2006 or subsequently filed Form 10-Qs: (i) NPB does not have any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect NPB’s ability to record, process, summarize and report financial information, and (ii) no fraud, whether or not material, that involves management or other employees who have a significant role in NPB’s internal control over financial reporting, has occurred since January 1, 2004.

(d)           Since January 1, 2004, except as disclosed in NPB Disclosure Schedule 4.28(d), NPB has been in compliance in all material respects with the applicable requirements of the Sarbanes-Oxley Act in effect from time to time.

4.29.                      Labor Matters.  Neither NPB nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is NPB or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the United States National Labor Relations Act) or seeking to compel NPB or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any labor strike, slowdown or work stoppage or other material labor dispute or disputes involving it or any of its Subsidiaries pending, or to NPB’s knowledge, threatened against NPB or any of its Subsidiaries, nor is KNBT aware of any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

4.30  Quality of Representations.   No representation or warranty of NPB in this Agreement and no statement in the NPB Disclosure Schedule omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.  No notice given pursuant to Section 5.07 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

ARTICLE V

COVENANTS OF THE PARTIES

5.01  Conduct of KNBT's Business.  Between the date hereof and the Effective Time KNBT shall, and shall cause each KNBT Subsidiary to, in all material respects, conduct its businesses and engage in transactions only in the ordinary course and consistent with past practice, except as expressly contemplated or permitted by this Agreement or with the written consent of NPB.  Except as expressly contemplated or permitted by this Agreement or with the prior written consent of NPB (which shall not be unreasonably withheld), during the period from the date of this Agreement to the Effective Time, KNBT shall, and shall cause each KNBT Subsidiary to, use its reasonable good faith efforts to preserve its business organization intact, maintain good relationships with employees, and preserve the good will of customers of KNBT or the KNBT Subsidiaries and others with whom business relationships exist, provided that non-customer contact job vacancies that occur prior to the Effective Date through attrition shall not be filled or any new employees hired, in each case without the prior written consent of NPB, such consent not to be unreasonably withheld

(it being agreed that KNBT shall have the right to replace customer contact employees in the ordinary course of business consistent with past practice). Without limiting the generality of the foregoing, and except as otherwise contemplated or permitted by this Agreement, set forth in Section 5.01 of the KNBT Disclosure Schedule or as required by law or regulation or any Regulatory Authority, during the period from the date of this Agreement to the Effective Time, KNBT shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of NPB (which shall not unreasonably be withheld):

(a)  change any provision of its articles of incorporation or of its bylaws;

(b)  change the number of authorized or issued shares of its capital stock; repurchase any shares of capital stock; or issue or grant any option, warrant, call, commitment, subscription, Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of capital stock; declare, set aside or pay any dividend or other distribution in respect of capital stock; or redeem or otherwise acquire any shares of KNBT capital stock; except that:

(i)  KNBT may issue shares of KNBT Common Stock upon the valid exercise of any KNBT Options issued and outstanding on the date hereof,

(ii)  KNBT may pay regular quarterly cash dividends on the KNBT Common Stock at a rate not in excess of the regular quarterly cash dividend ($0.10 per share) declared prior to the date of this Agreement on the KNBT Common Stock, provided that after the date of this Agreement KNBT shall coordinate the declaration of any dividends in respect of the KNBT Common Stock and the record dates and payment dates relating thereto with NPB’s declaration of regular quarterly dividends on the NPB Common Stock and the record dates and payment dates relating thereto, it being the intention of KNBT and NPB that holders of KNBT Common Stock shall not receive two dividends, or fail to receive one dividend, for any quarter with respect to their shares of KNBT Common Stock and any shares of NPB Common Stock any such holders receive in exchange therefore in the Merger, and

(iii)  any Subsidiary of KNBT may pay dividends to KNBT to the extent permitted by applicable regulatory restrictions.

(c)  grant any severance or termination pay, other than pursuant to policies or agreements of KNBT or any KNBT Subsidiary in effect on the date hereof, to, or enter into or amend any employment, consulting, severance, “change-in-control” or termination contract or arrangement with, any officer, director, employee, independent contractor, agent or other person associated with KNBT or any KNBT Subsidiary, except as required by law including amendments to comply with Section 409A of the IRC;

(d)  grant job promotions or increase the rate of compensation of, or pay any bonus to, any director, officer, employee, independent contractor, agent or other person associated with KNBT or any KNBT Subsidiary, except for:

(i)  routine periodic pay increases, selective merit pay increases and pay-raises in connection with promotions, all in accordance with past practice; provided, however, that such pay increases and raises shall not exceed three (3.0%) in the aggregate; and

(ii)  annual bonuses that have been accrued on the most recent balance sheet included in the KNBT Financial Statements prior to the date of such payment and payable in the ordinary course, consistent with past practice, to persons designated by KNBT and approved by NPB (such approval not to be unreasonably withheld) in the amounts, at the times and as otherwise set forth in KNBT Disclosure Schedule 5.01(d)(ii); and

(iii)  commitments to pay retention bonuses on account of the Contemplated Transactions granted in good faith reasonable amounts not to exceed $1,000,000 in the aggregate and to be payable to persons not parties to employment, change-in-control or severance agreements and designated by KNBT (and approved by NPB, such approval not to be unreasonably withheld) on the earlier of (i) the 30th day following the conversion of KNBT's computer system to NPB’s computer system or (ii) the 120th day following the Effective Date;

(e)  merge or consolidate with any other corporation; sell or lease all or any substantial portion of its assets or businesses; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization, except for foreclosures, settlements-in-lieu of foreclosures, troubled debt restructurings and other similar acquisitions in connection with securing or collection of debts previously contracted in the ordinary course of business; enter into a purchase and assumption transaction with respect to deposits, loans or liabilities; relocate or surrender its certificate of authority to maintain, or file an application for the relocation of, any existing office; file an application for a certificate of authority to establish a new office; change the status of any office as to its supervisory jurisdiction; or fail to maintain and enforce in any material respect its code of ethics and applicable compliance procedures;

(f)  except as disclosed in KNBT Disclosure Schedule 5.01(f), sell or otherwise dispose of any material asset, other than in the ordinary course of business consistent with past practice; subject any asset to a lien, pledge, security interest or other encumbrance, other than in the ordinary course of business consistent with past practice; modify in any material manner the manner in which it has heretofore conducted its business or enter into any new line of business; incur any indebtedness for borrowed money, except in the ordinary course of business consistent with past practice;

(g)  take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied or in a material violation of any provision of this Agreement;

(h) implement or adopt any change in its accounting methods, practices or policies, except as may be required by GAAP or regulatory accounting principles or applicable law, in each case as concurred in by KNBT’s  independent registered public accounting firm;

(i)  waive, release, grant or transfer any rights of material value or modify or change in any material respect any existing material agreement to which it is a party, other than in the ordinary course of business consistent with past practice;

(j)  except as disclosed in KNBT Disclosure Schedule 5.01(j), implement any pension, retirement, profit-sharing, bonus, welfare benefit or similar plan or arrangement that was not in effect on the date of this Agreement, or amend any existing plan or arrangement except as required by law, including amendments required by Section 409A of the IRC;

(k)  amend or otherwise modify its underwriting and other lending guidelines and policies in effect as of the date hereof or otherwise fail to conduct its lending activities in the ordinary course of business consistent with past practice, other than as required by law, regulation or Regulatory Authorities;

(l)  enter into, renew, extend or modify any other transaction with any Affiliate, other than deposit and loan transactions in the ordinary course of business and which are in compliance with the requirements of applicable laws and regulations;

(m)  enter into any interest rate swap, floor or cap or similar commitment, agreement or arrangement;

(n)  take any action that would give rise to a right of payment to any individual under any employment agreement, except (i) in the ordinary course of business consistent with past practice, and (ii) for the execution of this Agreement;

(o)  purchase any security for its investment portfolio (i) rated less than “AAA” by either Standard & Poor's Corporation or Moody's Investor Services, Inc., or (ii) with a remaining maturity more than five (5) years;

(p)  except as set forth on KNBT Disclosure Schedule 5.01(p), make any capital expenditure of $100,000 or more; or undertake or enter into any lease, contract or other commitment for its account, other than in the ordinary course of business, involving an unbudgeted capital expenditure by KNBT of more than $100,000, or extending beyond twelve (12) months from the date hereof;

(q)  agree, or make any commitment, to take any of the actions prohibited by this Section 5.01.

5.02. Conduct of NPB’s Business.  Except as expressly contemplated or permitted by this Agreement or with the prior written consent of KNBT (which shall not be unreasonably withheld), during the period from the date of this Agreement to the Effective Time, NPB shall, and shall cause each NPB Subsidiary to, use its reasonable good faith efforts to preserve its business organization intact, maintain good relationships with employees and preserve the good will of customers of NPB or the NPB Subsidiaries and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as otherwise contemplated or permitted by this Agreement, set forth in Section 5.02 of the NPB Disclosure Schedule or as required by law or regulation or any Regulatory Authority, during the period from the date of this Agreement to the Effective Time,

NPB shall not, and shall not permit any of NPB Subsidiary to, without the prior written consent of KNBT (which shall not be unreasonably withheld):

(a)  amend, repeal or otherwise modify its articles of incorporation, bylaws or similar governing documents in a manner that would materially and adversely affect the economic benefits of the Merger to the holders of KNBT Common Stock;

(b)  declare or pay any extraordinary or special dividends on or make any other extraordinary or special distributions in respect of any of its capital stock, provided, however, that nothing contained herein shall prohibit NPB from increasing the regular quarterly cash dividend on the NPB Common Stock or from issuing dividends on NPB Common Stock in NPB Common Stock consistent with NPB’s past practices;

(c)  except in satisfaction of debts previously contracted, make any material acquisition of, or investment in, assets or stock of any other Person that either (i) requires the approval of the shareholders of NPB or (ii) materially adversely affects consummation of either of the Contemplated Transactions on a timely basis;

(d)  implement or adopt any change in its accounting methods, practices or policies, except as may be required by GAAP or regulatory accounting principles or applicable law, in each case as concurred in by NPB’s independent registered public accounting firm, provided, however, that nothing contained herein shall prevent or prohibit NPB from adopting any such change prior to its effective date;

(e)  take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied or in a material violation of any provision of this Agreement; or

(f)  agree to, or make any commitment to, take, any of the actions prohibited by this Section 5.02.

5.03  Access; Confidentiality.

(a)  Through the Closing Date, each party hereto shall afford to the other, including its authorized agents and representatives, reasonable access to its and its Subsidiaries' businesses, properties, assets, books and records and personnel, at reasonable hours and after reasonable notice; and the officers of each party shall furnish the other party making such investigation, including its authorized agents and representatives, with such financial and operating data and other information with respect to such businesses, properties, assets, books and records and personnel as the party making such investigation, or its authorized agents and representatives, shall from time to time reasonably request.

(b)  Each party hereto agrees that it, and its authorized agents and representatives, will conduct such investigation and discussions hereunder in a confidential manner and otherwise in a manner so as not to interfere unreasonably with the other party's normal operations and customer and employee relationships.  Neither KNBT, NPB, nor any of their respective Subsidiaries, shall be required to provide access to or disclose information where such access or disclosure would violate or prejudice the rights of customers, jeopardize any attorney-client privilege or similar privilege with respect to such information or contravene any law, rule, regulation, decree, order, fiduciary duty or agreement entered into prior to the date hereof.  NPB and KNBT shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(c)  All information furnished to NPB or KNBT by the other in connection with the Contemplated Transactions, whether prior to the date of this Agreement or subsequent hereto, shall be held in confidence to the extent required by, and in accordance with, the Confidentiality Agreement.

5.04  Regulatory Matters.

(a)  NPB agrees to prepare the Registration Statement to be filed by NPB with the SEC in connection with the issuance of NPB Common Stock in the Merger (including the Prospectus/Proxy Statement and all related documents).  Provided that KNBT has fulfilled its obligations under Section 5.04(d) in all material respects, NPB agrees to file, or cause to be filed, the Registration Statement and the Prospectus/Proxy Statement with the SEC as promptly as reasonably practicable.  Each of NPB and KNBT agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof.  After the Registration Statement is declared effective under the Securities Act, KNBT and NPB shall promptly mail the Prospectus/Proxy Statement to their respective shareholders.  If at any time prior to the Effective Time any information relating to KNBT, NPB or their respective affiliates, officers or directors, should be discovered by KNBT or NPB which should be set forth in an amendment or supplement to either the Registration Statement or the Prospectus/Proxy Statement so that such documents would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the shareholders of KNBT and NPB.

(b)  Each of KNBT and NPB shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all Regulatory Authorities and other third parties which are necessary or advisable to consummate the Contemplated Transactions and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Regulatory Authorities and third parties.  Notwithstanding the foregoing, nothing contained herein shall be deemed to require NPB or KNBT to take any action, or commit to take any action, or agree to any conditions or restrictions, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Regulatory Authorities or other third parties that would reasonably be expected to result in the imposition of a condition or restriction of the type referred to in Sections 6.01(d) and 6.02(d).

(c)  NPB and KNBT shall promptly inform each other of any material communication from, and shall give the other a reasonable opportunity to review in advance any Application or other material communication intended to be given by it to, any Regulatory Authority regarding any of the transactions contemplated by this Agreement, and each shall consult the other with respect to the substance and status of such filings.  KNBT and NPB shall each promptly furnish the other with copies of written communications to, or received by them from, any Regulatory Authority in respect of the Contemplated Transactions.

(d)  KNBT and NPB shall cooperate with each other in the foregoing matters and shall furnish the other with all information concerning itself as may be necessary or advisable in connection with any Application or filing, including any report filed with the SEC, made by or on behalf of such party to or with any Regulatory Authority in connection with the Contemplated Transactions, and in each such case, such information shall be accurate and complete in all material respects.  In connection therewith, KNBT and NPB shall use their reasonable good faith efforts to provide each other certificates, certifications from accountants and other documents reasonably requested by the other in connection with the Registration Statement, the Prospectus/Proxy Statement or any Application.

5.05  Taking of Necessary Actions.  Through the Closing Date, in addition to the specific agreements contained herein, each party hereto shall use reasonable best efforts to take, or cause to be taken by each of its Subsidiaries, all actions, and to do, or cause to be done by each of its Subsidiaries, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, as soon as practicable after the date of this Agreement, the Contemplated Transactions including, if necessary, appealing any adverse ruling in respect of any Application.  Notwithstanding the foregoing, nothing contained herein shall be deemed to require NPB or KNBT to take any action, or commit to take any action, or agree to any conditions or restrictions, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Regulatory Authorities or other third parties that would reasonably be expected to result in the imposition of a condition or restriction of the type referred to in Sections 6.01(d) and 6.02(d).

5.06  No Solicitation.  KNBT shall not, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to:

(a)           initiate, solicit, encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes any Acquisition Proposal;

(b)           enter into or maintain or continue discussions or negotiate with any person in furtherance of an Acquisition Proposal; or

(c)           agree to or endorse any Acquisition Proposal;

provided, however, that notwithstanding anything to the contrary contained in this Agreement:

(i)           KNBT may furnish or cause to be furnished confidential and non-public information concerning KNBT and its businesses, properties or assets to a third party;

(ii)           KNBT may engage in discussions or negotiations with a third party;

(iii)           following receipt of an Acquisition Proposal, KNBT may take and disclose to its shareholders a position with respect to such Acquisition Proposal; and/or

(iv)           following receipt of an Acquisition Proposal, the KNBT Board of Directors may withdraw or modify its recommendation of with respect to this Agreement; but in respect of the foregoing clauses (i) through (iv) only if the KNBT Board of Directors shall conclude in good faith after consultation with its legal and financial advisors, that failure to do so would result in a breach by such directors of their fiduciary duties.

KNBT shall (unless it believes, after consultation with its counsel, that such notification would violate the KNBT Board of Directors’ fiduciary duties) notify NPB as promptly as practicable, in reasonable detail, as to any inquiries and proposals relating to an Acquisition Proposal which it or any of its representatives or agents may receive.

5.07 Advice of Changes.  Each of NPB and KNBT shall promptly advise the other of any change or event which, individually or in the aggregate with other such changes or events, has or would reasonably be expected to have a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein, provided, however, that any noncompliance with the foregoing shall not constitute the failure to be satisfied of a condition set forth in Article VI or give rise to any right of termination under Article VII unless the underlying breach shall independently constitute such a failure or give rise to such a right.

5.08  Other Undertakings by NPB and KNBT.

(a)  Undertakings of KNBT.

(i)  Shareholder Approval.  KNBT shall call a special KNBT Shareholders Meeting to be held as soon as practicable after the Registration Statement is declared effective by the SEC, for purposes of voting upon the adoption of this Agreement and the approval of the transactions contemplated hereby.  KNBT shall use commercially reasonable efforts to solicit and obtain the votes of the KNBT shareholders in favor of the adoption of this Agreement.  Subject to compliance with its fiduciary duties, the Board of Directors of KNBT shall recommend adoption of this Agreement by such shareholders.

(ii)  Insurance.  KNBT will maintain its current policy of “key man” life insurance on the life of Scott V. Fainor, naming KNBT as the sole beneficiary thereof, which policy, by its terms, provides for a death benefit of not less than Three Million Dollars ($3,000,000), a copy of which has been provided to NPB.

(b)  Undertakings of NPB and KNBT.

(i) Tax Matters.  Each of NPB and KNBT shall use its reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the IRC.  Each of NPB and KNBT shall, and shall cause its respective Subsidiaries to, execute and deliver to each law firm referred to in Sections 6.01(g) and 6.02(g) certificates containing appropriate representations at such time or times as may be reasonably requested by each such law firm in connection with its delivery of the applicable opinion referred to in such sections with respect to the tax treatment of the Merger.

(ii)  Public Announcements.  NPB and KNBT shall agree upon the form and substance of any press release related to this Agreement and the Contemplated Transactions, but nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which its counsel deems necessary under applicable law or the requirements of any stock exchange.

(iii)  Maintenance of Insurance.  NPB and each NPB Subsidiary, and KNBT and each KNBT Subsidiary, shall maintain insurance in such amounts as NPB and KNBT, respectively, believe are reasonable to cover such risks as are customary in relation to the character and location of its and their respective Subsidiaries' properties and the nature of its and their respective Subsidiaries' businesses.

(iv)  Maintenance of Books and Records.  NPB and each NPB Subsidiary, and KNBT and each KNBT Subsidiary, shall maintain books of account and records on a basis consistent with past practice.

(v)  Taxes.  NPB and each NPB Subsidiary, and KNBT and each KNBT Subsidiary, shall file all federal, state, and local tax returns required to be filed by them on or before the date such returns are due, including any extensions, and pay all taxes shown to be due on such returns on or before the dates such payments are due, except those being contested in good faith.

(vi)  Phase I Environmental Audit.  KNBT shall permit NPB, if NPB elects to do so, at its own cost and expense, to cause a “phase I environmental audit” to be performed at any physical location owned or occupied by KNBT or any KNBT Subsidiary.  NPB must commence a “phase I environmental audit” within thirty (30) days of the date of this Agreement or NPB's right to perform such an audit shall be waived.

(vii) Transition Matters. Commencing following the date hereof, NPB and KNBT shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts to facilitate the integration of the businesses and operating systems of KNBT and its Subsidiaries with those of NPB and its Subsidiaries following the Effective Time.

(viii)  Accruals and Reserves.  At the request of NPB, subject to any limitations imposed by law, GAAP and the fiduciary duties of the Board of Directors of KNBT, KNBT shall establish such additional accruals and reserves as may be reasonably necessary to conform KNBT’s accounting and credit loss reserve practices and methods to those of NPB; provided, however, that KNBT shall not be required to take such action prior to the satisfaction (or waiver in writing) of the conditions to Closing set forth in Sections 6.01 and 6.02, as certified in writing to KBNT by NPB; provided further, however, that no such additional accruals and reserves will be required to be made more than five (5) business days prior to the Closing Date.  No such additional accruals or reserves made by KNBT pursuant to this subsection shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred.  The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of KNBT or its management with any such adjustments.

(ix)  Delivery of Financial Statements.  NPB and KNBT shall each deliver to the other, as soon as practicable after the end of each month and after the end of each calendar quarter prior to the Effective Date, commencing with the month ended August 31, 2007, an unaudited consolidated balance sheet as of such date and related unaudited consolidated statements of income and cash flows for the periods then ended, which financial statements shall fairly present, in all material respects, its consolidated financial condition, results of operations and cash flows for the periods then ended in accordance with GAAP applied on a consistent basis during the periods involved, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by Form 10-Q in the case of unaudited statements.

(x)  Delivery of SEC Documents.  NPB and KNBT shall each deliver to the other copies of all reports filed with the SEC under the Exchange Act promptly upon the filing thereof.

(xi)  Defined Benefit Plan Termination.  Each of NPB and KNBT, as applicable, shall take all necessary actions to withdraw from each of the KNBT Benefit Plans that are a defined benefit pension plans (as described under ERISA) at such time and in such manner as shall be mutually agreed by KNBT and NPB to be in their best interests and not inconsistent with the requirements of ERISA.  Except as otherwise agreed to by NPB and KNBT, any such withdrawal shall be effected by transferring the assets and liabilities attributable to KNBT from such plans into one or more single employer defined benefit pension plan that is sponsored by KNBT, or, after the Effective Time, NPB. No action to be taken by KNBT or NPB pursuant to the terms of this Section 5.08(b)(xi) shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred or to constitute individually or in the aggregate a Material Adverse Effect.

(c)  Undertakings of NPB.

(i)  Shareholder Approval.  NPB shall call a special NPB Shareholders Meeting to be held as soon as practicable after the Registration Statement is declared effective by the SEC, for purposes of voting upon the adoption of this Agreement and the approval of the transactions contemplated hereby.  NPB shall use commercially reasonable efforts to solicit and obtain the votes of the NPB shareholders in favor of the adoption of this Agreement.  The Board of Directors of NPB shall recommend adoption of this Agreement by the shareholders of NPB.

(ii) Stock Exchange Listing. NPB shall use its reasonable best efforts to file all notices with Nasdaq and take any other action as may be necessary to ensure that the shares of NPB Common Stock to be issued in the Merger or otherwise pursuant to this Agreement will be listed on Nasdaq, subject to official notice of issuance, at the Effective Time.

(iii)  Employees; Severance Policy.

(A)  NPB and KNBT will work cooperatively prior to the Closing through an integration team to determine which employees will likely be redundant based on planned closings of certain offices and duplicative functions of employees following the Merger.  Each of NPB and KNBT will inform each of their employees of the likelihood of such employee having continued employment with KNBT Bank, NPB, NPBank or any other NPB Subsidiary following the Closing, and NPB will permit any KNBT employee to apply for any employment position posted as available with KNBT Bank, NPB, NPBank or any other NPB Subsidiary. Where there is a coincidence of responsibilities, NPB will try to reassign the affected individual to a needed position that utilizes the skills and abilities of the individual.

(B)  Prior to the Effective Time, NPB shall take all reasonable action so that employees of KNBT and its Subsidiaries who become employees of NPB and its Subsidiaries (the “Continuing Employees”) shall be entitled to participate, effective as soon as administratively practicable following the Effective Time, in each NPB Benefit Plan of general applicability to the same extent as similarly-situated employees of NPB and its Subsidiaries (it being understood that inclusion of the employees of KNBT and its Subsidiaries in the NPB Benefit Plans may occur at different times with respect to different plans and that any grants to any former employee of KNBT or its Subsidiaries under any equity compensation plan of NPB shall be discretionary with NPB).  To the extent that Continuing Employees are not entitled to participate in any NPB Benefit Plan effective as of the Effective Time, such employees shall continue to participate in the corresponding employee benefit plan, program or arrangement of KNBT and its Subsidiaries so as to ensure that there is not a lapse in participation or coverage (but in no event to provide duplicate participation or coverage), as applicable, prior to participation in such NPB Benefit Plan, provided that in no event shall NPB be required to continue any employee benefit plan, program or arrangement of KNBT for which there is no corresponding NPB Benefit Plan. NPB shall cause each NPB Benefit Plan in which Continuing Employees are eligible to participate to take into account for purposes of eligibility, vesting and benefit accruals under the NPB Benefit Plans (other than for benefit accruals under NPB’s defined benefit pension plan and supplemental executive retirement plan) the service of such employees with KNBT and its Subsidiaries (and any predecessor entities) to the same extent as such service was credited generally for such purpose by KNBT and its Subsidiaries, provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service.

(C)  If Continuing Employees become eligible to participate in a medical, dental, health or disability plan of NPB or its Subsidiaries, NPB shall cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health, dental or disability plans of KNBT and its Subsidiaries, (ii) honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the plan year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time, unless such employee had not yet satisfied any similar limitation or requirement under an analogous KNBT Benefit Plan prior to the Effective Time.

(D)  An employee of NPB or any of its Subsidiaries who was an employee of KNBT or any of its Subsidiaries immediately prior to the Effective Time (excluding any employee who is party to an employment agreement, change-in-control agreement or any other agreement which provides for severance payments) whose employment terminates during the one-year period following the Effective Time under circumstances entitling him or her to benefits under the terms of the KNBT Severance Plan shall be entitled to receive severance payments in accordance with, and to the extent provided in, the KNBT Severance Plan.

(E)  As of the Effective Time, NPB shall assume and honor and shall cause the appropriate Subsidiaries of NPB to assume and honor in accordance with their terms all KNBT Benefit Plans existing immediately prior to the execution of this Agreement which have been disclosed in Section 3.12(a) of the KNBT Disclosure Schedule. NPB acknowledges and agrees that the consummation of the Merger constitutes a “Change in Control” for purposes of the KNBT Benefit Plans.

(F)  With respect to each KNBT Benefit Plan subject to Section 409A of the Code, KNBT agrees to amend each such plan or cause each such plan to be amended to the extent necessary to comply with Section 409A of the Code (or to cause such plan, in whole or in part, to avoid the application of Section 409A of the Code by preserving the terms of such plan, and the law in effect, for benefits vested as of December 31, 2004) prior to the earlier of the Effective Time or the deadline imposed by the IRS.  Such amendments shall be provided to NPB and its counsel at least ten days prior to their proposed adoption by KNBT or KNBT Bank and shall be subject to the prior approval of NPB, which shall not be unreasonably withheld.

(G)   With respect to the KNBT Employee Stock Ownership Plan (the “ESOP”), KNBT prior to the Effective Time and NPB subsequent to the Effective Time shall:  (i) take any actions necessary to cause the ESOP to be terminated and for the balances in all participant accounts to become fully vested and nonforfeitable as of the Effective Date; (ii) cause the Trustee of the ESOP to sell a number of shares of NPB Common Stock received in the ESOP suspense account as a result of the Merger to the extent necessary to obtain cash at least equal to the remaining ESOP indebtedness; (iii) in the event the cash sales proceeds from the sale of the NPB Common Stock in the ESOP suspense account are less than the then outstanding ESOP indebtedness, make an additional cash contribution to the ESOP so that the suspense account has sufficient cash to repay the then outstanding ESOP indebtedness; (iv) cause the Trustee to use the cash proceeds from the sale of NPB Common Stock and any cash contribution required by clause (iii) above to repay in full all outstanding ESOP indebtedness; (v) cause any shares of NPB Common Stock and any cash remaining in the suspense account maintained under the ESOP, after giving effect to the repayment of the ESOP indebtedness referred to in clause (iv) above, to be allocated to the accounts of ESOP participants who have account balances in the ESOP in accordance with the applicable provisions of the ESOP; (vi) cause the account balances of all ESOP participants to be 100% vested and distributed in a lump sum (or transferred in accordance with Section 401(a)(31) of the Code) as soon as practicable following the later of (A) the Effective Time or (B) the date of receipt of a favorable determination letter from the IRS regarding the qualified status of the ESOP upon its termination; and (vii) adopt amendment(s) to the ESOP, in form and substance reasonably satisfactory to NPB, as may be requested by the IRS in connection with the request for a determination letter.  As soon as practicable after the date hereof, KNBT shall file a request for a determination letter from the IRS regarding the continued qualified status of the ESOP upon its termination.  Prior to the Effective Time, KNBT and, following the Effective Time, NPB shall use their respective reasonable best efforts to obtain such favorable determination letter (including, but not limited to, making such changes to the ESOP and the proposed allocation described herein as may be requested by the IRS as a condition to its issuance of a favorable determination letter).

(H)   As of the date of this Agreement, NPB, NPBank, KNBT and KNBT Bank, as applicable, shall enter into (i) amendments to the amended and restated employment agreements between KNBT, KNBT Bank and each of Mr. Fainor and Ms. Bodnyk in the form set forth in Exhibit 3 hereto, and (ii) a the Consulting Agreement in the form set forth in Exhibit 4 hereto.

(I)  Subject to the other provisions of this Section 5.08(c)(iii) and Section 2.05, after the Effective Date, NPB may discontinue, amend, convert to, or merge with, an NPB or NPB Subsidiary plan any KNBT Benefit Plan, subject to such plan's provisions and applicable law, provided that no such action shall reduce or eliminate a vested benefit.

(iv)  Election of NPBank Directors.

(A)           Upon consummation of the Merger and subject to compliance with all applicable legal requirements, NPB shall cause NPBank to elect the KNBT/NPB Directors (each, a “KNBT/NPBank Directors”) as directors of NPBank, effective the Effective Date, each to hold office until his successor is elected and qualified or otherwise in accordance with applicable law, the articles of association and bylaws of NPBank; and NPB and NPBank shall take all steps necessary to ensure that the KNBT/NPBank Nominees are re-elected to NPBank's Board of Directors so that they may hold such office for a period of not less than three years following the Closing.

(B)           If any KNBT/NPBank Director, or any successor, resigns, dies or is otherwise removed from NPBank's Board of Directors prior to the third anniversary of the Closing, the KNBT/NPB Directors who are then serving on the NPBank Board, by a plurality vote, shall have the right to select the successor to such KNBT/NPBank Director, or any successor, subject to (A) compliance with the NPB/NPBank Bylaws Restrictions, (B) such person being “independent” as defined by the SEC and Nasdaq, and (C) approval of such person by NPB (which approval will not be unreasonably withheld).  NPB shall take all reasonable steps to elect such successor to the NPBank Board of Directors.

(C)           The KNBT/NPB Directors who are elected to serve on the NPBank Board will be compensated for such service after the Effective Date in the same manner and in the same amounts as all other directors of NPB who serve on the NPBank Board are compensated.

(D)           The covenants in this Section 5.08(c)(iv) shall expire if and when NPB or NPBank shall be acquired, merged or otherwise sold.

(v)  KNBT Division, KNBT Regional Board.

(A)  Upon consummation of the Merger and until consummation of the Bank Merger, NPB shall operate KNBT Bank as a Pennsylvania savings bank.  The Board of Directors of KNBT Bank (the “KNBT Bank Board”) shall, during this time period, consist of all the members of KNBT’s Board of Directors at the Effective Date and two NPB or NPBank representatives selected by NPB; KNBT’s current non-employee directors serving as directors of KNBT Bank during this time period who are not KNBT/NPB Directors or employees of NPB or any of its Subsidiaries shall receive the same compensation received by them as directors of KNBT and KNBT Bank at the date hereof. The KNBT/NPB Directors who continue to serve on the KNBT Bank Board will be compensated for such service after the Effective Date in the same manner and in the same amounts as all other directors of NPB who serve on a Subsidiary bank board are compensated.

(B)  Upon consummation of the Bank Merger, NPB shall cause NPBank to establish and operate a separate banking division called “KNBT, a Division of National Penn Bank” (the “KNBT Bank Division”).  The KNBT Bank Division will consist of all KNBT Bank's community offices in the Lehigh, Northampton, Carbon, Luzerne, Schuylkill and Monroe counties of Pennsylvania and all of NPB’s community offices in the Lehigh and Northampton, counties of Pennsylvania, subject to an office consolidation evaluation process to be undertaken by NPB and KNBT. The directors of NPBank at the time of the merger of NPBank and KNBT Bank will be the directors of NPBank.

(C)  For at least three years after the Closing Date, all offices and operations of the KNBT Bank Division will be branded, subject to NPB’s reasonable discretion, using the name “KNBT, a Division of National Penn Bank”, including without limitation all branch signage, statements, communications, business cards, stationary, brochures, web site, marketing materials, promotional items, billing and all other aspects of the KNBT Bank Division. Notwithstanding the foregoing, NPB shall be relieved from the obligations under this Section 5.08(c)(v)(C) if (i) NPB or NPBank shall be acquired, merged or otherwise sold or (ii) NPB shall undertake a new corporate wide branding/renaming charter conversion within the NPB primary market areas.

(D)  Upon consummation of the Bank Merger, NPB shall cause NPBank to establish a regional board (the “KNBT Regional Board”).  The KNBT Regional Board shall initially consist of all the directors of KNBT immediately prior to the Closing Date, including the KNBT/NPB Directors.  In accordance with NPB corporate governance procedures and guidelines, the KNBT Regional Board will have authority to recommend additional members from time to time.  NPB anticipates that the emphasis of the KNBT Regional Board will be on business development, marketing and expansion of the KNBT Bank Division.  For those KNBT Regional

Board members who are not KNBT/NPB Directors, they shall receive compensation for their service on the KNBT Regional Board at $25,000 per annum (which can be a combination of retainer and meeting fees, similar to other NPB Subsidiary Boards) until the third anniversary of the Closing Date.  For KNBT Regional Board members who are KNBT/NPB Directors, their compensation shall be based on NPB’s existing fee schedule for advisory/regional boards.  NPB anticipates that the emphasis of the KNBT Regional Board will be on business development, marketing and expansion of NPB’s and its Subsidiaries’ businesses.  Other persons who may be selected for service on the KNBT Regional Board shall be compensated in accordance with NPB's standard compensation arrangements for divisional board members, which is partially fixed and partially incentive-based compensation.

(E)  NPB shall operate KNBT Bank or the KNBT Bank Division, and maintain the KNBT Regional Board at the foregoing compensation level, for a period of at least three years after the Effective Date.  This covenant shall expire if (i) NPB shall be acquired, merged or otherwise sold and the KNBT Bank Division is not continued or (ii) if agreed to by a majority vote of the KNBT Bank Board or the KNBT Regional Board on the one hand and the NPBank Board of Directors on the other.

(vi)  Indemnification, Insurance.

(A)  From and after the Effective Time, NPB shall indemnify and hold harmless each present and former director, officer, employee and agent of KNBT or a Subsidiary of KNBT, as applicable, determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she is or was a director, officer or employee of KNBT or, while a director, officer or employee of KNBT, is or was serving at the request of KNBT as a director, officer, employee or agent of another corporation, association, partnership, joint venture, trust or other enterprise, including without limitation matters related to the negotiation, execution and performance of this Agreement or any of the transactions contemplated hereby, to the fullest extent which such Indemnified Parties would be entitled under the BCL (which right to indemnification shall include the advancement of reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, action, suit, proceeding or investigation upon receipt from an Indemnified Party of any required undertaking).

(B)  Without limitation of the foregoing, NPB agrees that all rights to indemnification and all limitations on liability existing in favor of the Indemnified Parties in the respective article of incorporation, bylaws or similar organizational documents of KNBT or any of its Subsidiaries as in effect as of the date of this Agreement with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect from and after the Effective Time, provided, that nothing contained in this Section 5.08(c)(vi) shall be deemed to preclude any liquidation, consolidation or merger of NPB or any of its Subsidiaries, in which case all of such rights to indemnification and limitations on liability shall be deemed to so survive and continue notwithstanding any such liquidation, consolidation or merger. Without limiting the foregoing, in any case in which approval by NPB, one of its Subsidiaries or the board of directors thereof is required to effect any indemnification, at the election of the Indemnified Party, the determination of any such approval shall be made by a majority of the independent directors of NPB then in office or by independent counsel mutually agreed upon between NPB and the Indemnified Party.

(C)  Prior to the Effective Date, NPB shall use its reasonable best efforts (and KNBT shall cooperate and assist prior to the Effective Date in these efforts), at no expense to the beneficiaries, to:

(1)  maintain directors' and officers' liability insurance (“D&O Insurance”) for the Indemnified Parties with respect to matters occurring at or prior to the Effective Time, issued by a carrier assigned a claims-paying ability rating by A.M. Best & Co. of “A (Excellent)” or higher; or

(2)  obtain coverage for Prior Acts for the Indemnified Parties under the directors' and officers' liability insurance policies currently maintained by NPB;

effective at the Effective Time, in either case, providing at least the same coverage as the D&O Insurance currently maintained by KNBT and containing terms and conditions which are no less favorable to the beneficiaries, for a six-year period after the Effective Date; provided, that NPB shall not be obligated to make annual premium payments for such six-year period in respect of the D&O Insurance which exceed, for the portion related to KNBT's directors and officers, 200% of the annual premium payment, as of June 30, 2007, under KNBT's current policy in effect on the date of this Agreement (the “Maximum Amount”).  If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, NPB shall use its reasonable best efforts to maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to the Maximum Amount.

(D)  If any claim is made against present or former directors, officers or employees of KNBT or any KNBT Subsidiary who are covered or potentially covered by insurance, neither NPBank nor NPB shall do anything that would forfeit, jeopardize, restrict or limit the insurance coverage available for that claim until the final disposition thereof.

(E)  If NPB or any of its successors or assigns shall consolidate with or merge into any other person and shall not be the continuing or surviving person of such consolidation or merger or shall transfer all or substantially all of its assets to any person, then and in each case, proper provision shall be made so that the successors and assigns of NPB shall assume the obligations set forth in this Section 5.08(c)(vi).

(F)  The provisions of this Section 5.08(c)(vi) are intended to be for the benefit of and shall be enforceable by, each Indemnified Party, his or her heirs and representatives.

(G)  NPB shall pay all expenses, including reasonable attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 5.08(c)(vi).

5.09           Section 16 Matters.  NPB and KNBT agree that, in order to most effectively compensate and retain KNBT Insiders (as defined below) in connection with the Merger, both prior to and after the Effective Time, it is desirable that KNBT Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of KNBT Common Stock into shares of NPB Common Stock and KNBT Stock-Based Awards into NPB Stock-Based Awards in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 5.09.  Assuming that KNBT delivers to NPB the Section 16 Information (as defined below) in a timely fashion, the Board of Directors of NPB, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution providing that the receipt by KNBT Insiders of NPB Common Stock in exchange for shares of KNBT Common Stock and of NPB Stock-Based Awards in exchange for KNBT Stock-Based Awards, in each case pursuant to the Merger and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act.  “Section 16 Information” shall mean information accurate in all material respects regarding KNBT Insiders, the number of shares of KNBT Common Stock beneficially owned by each such KNBT Insider and expected to be exchanged for NPB Common Stock in the Merger and the number and description of KNBT Stock-Based Awards beneficially owned by each such KNBT Insider and expected to be converted into NPB Stock-Based Awards in connection with the Merger.  “KNBT Insiders” shall mean those officers and directors of KNBT who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who will be subject to such requirements in their capacity as officers and/or directors of NPB following the Merger.

ARTICLE VI

CONDITIONS

6.01  Conditions to KNBT's Obligations under this Agreement.  The obligations of KNBT hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by KNBT pursuant to Section 8.03 hereof:

(a)  Approval by KNBT's and NPB’s Shareholders.  This Agreement shall have been approved by the shareholders of KNBT and NPB by such vote as is required by the BCL and their respective articles of incorporation and bylaws.

(b)  Representations and Warranties.  The representations and warranties of NPB set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception in such representations and warranties (other than the representation and warranty set forth in Section 4.06) relating to materiality or a Material Adverse Effect, and provided further that, for purposes of this condition, such representations and warranties (other than those set forth in Sections 4.02(a) through (d), which shall be true and correct in all material respects, and Section 4.06) shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on NPB.  KNBT shall have received a certificate signed on behalf of NPB by the Chief Executive Officer and Chief Financial Officer of NPB to the foregoing effect.

(c)  Performance of Obligations of NPB. NPB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and KNBT shall have received a certificate signed on behalf of NPB by the Chief Executive Officer and the Chief Financial Officer of NPB to the foregoing effect.

(d)  Approvals of Regulatory Authorities.  Procurement by KNBT and NPB of all requisite approvals and consents of Regulatory Authorities and the expiration of the statutory waiting period or periods relating thereto for the Contemplated Transactions; and no such approval or consent shall have imposed any non-customary condition or requirement which would so materially and adversely impact the economic or business benefits to KNBT or NPB of the Contemplated Transactions that, had such condition or requirement been known, such party would not, in its reasonable judgment, have entered into this Agreement.

(e)  No Injunction.  There shall not be in effect any order, decree or injunction of a court of competent jurisdiction which enjoins or prohibits consummation of the Contemplated Transactions.  No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Regulatory Authority which prohibits or makes illegal the completion of either of the Contemplated Transactions.

(f)  Registration Statement.  The Registration Statement shall be effective under the Securities Act, and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement.

(g)  Tax Opinion.  KNBT shall have received an opinion of Elias, Matz, Tiernan & Herrick L.L.P., counsel to KNBT, dated the Closing Date, to the effect that the Merger constitutes a reorganization under Section 368(a) of the IRC.  In rendering its opinion, such counsel may require and rely upon customary representations contained in certificates of officers of KNBT, NPB and their respective Subsidiaries, reasonably satisfactory in form and substance to such counsel.

(h)  Key KNBT Management Agreements and Consulting Agreement.  Each of the Key KNBT Management Agreements and the Consulting Agreement shall have been executed and delivered by the parties thereto, and neither NPB nor NPBank shall have violated, or taken any action to renounce or repudiate, any Key KNBT Management Agreement or the Consulting Agreement.

6.02  Conditions to NPB's Obligations under this Agreement.  The obligations of NPB hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by NPB pursuant to Section 8.03 hereof:

(a)  Approval by KNBT's and NPB’s Shareholders.  This Agreement shall have been approved by the shareholders of KNBT and NPB by such vote as is required by the BCL and their respective articles of incorporation and bylaws.

(b)  Representations and Warranties.  The representations and warranties of KNBT set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception in such representations and warranties (other than the representation and warranty set forth in Section 3.06) relating to materiality or a Material Adverse Effect, and provided further that, for purposes of this condition, such representations and warranties (other than those set forth in Sections 3.02(a) through (d), which shall be true and correct in all material respects, and Section 3.06) shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on KNBT.  NPB shall have received a certificate signed on behalf of KNBT by the Chief Executive Officer and Chief Financial Officer of KNBT to the foregoing effect.

(c)  Performance of Obligations of KNBT.  KNBT shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and NPB shall have received a certificate signed on behalf of KNBT by the Chief Executive Officer and the Chief Financial Officer of KNBT to the foregoing effect.

(d)  Approvals of Regulatory Authorities.  Procurement by NPB and KNBT of all requisite approvals and consents of Regulatory Authorities and the expiration of the statutory waiting period or periods relating thereto for the Contemplated Transactions; and no such approval or consent shall have imposed any non-customary condition or requirement which would so materially and adversely impact the economic or business benefits to NPB or KNBT of the Contemplated Transactions that, had such condition or requirement been known, such party would not, in its reasonable judgment, have entered into this Agreement.

(e)  No Injunction.  There shall not be in effect any order, decree or injunction of a court or of competent jurisdiction which enjoins or prohibits consummation of the Contemplated Transactions. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Regulatory Authority which prohibits or makes illegal the completion of either of the Contemplated Transactions.

(f)  Registration Statement.  The Registration Statement shall be effective under the Securities Act, and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement.

(g)  Tax Opinion.  NPB shall have received an opinion of Reed Smith LLP, special counsel to NPB, dated the Closing Date, to the effect that the Merger constitutes a reorganization under Section 368(a) of the IRC.  In rendering its opinion, such counsel or firm may require and rely upon customary representations contained in certificates of officers of KNBT, NPB and their respective Subsidiaries, reasonably satisfactory in form and substance to such counsel.

ARTICLE VII

TERMINATION

7.01  Termination.  This Agreement may be terminated on or at any time prior to the Closing Date:

(a)  By the mutual written consent of the parties hereto is a written instrument if the board of directors of each of KNBT and NPB so determines.

(b)  By NPB or KNBT:

(i) If there shall have been any breach of any representation, warranty, covenant or other obligation of the other party hereto and in either such case such breach (x) cannot be, or shall not have been, remedied within thirty (30) days after receipt by such party of written notice specifying the nature of such breach and requesting that it be remedied or which breach, by its nature, cannot be cured prior to the Closing and (y) would entitle the non-breaching party not to consummate the transaction contemplated hereby under Article VI hereof;

(ii)  If the Closing Date shall not have occurred prior to June 30, 2008 (except that if the Closing Date shall not have occurred by such date because of a breach of this Agreement by a party hereto, such breaching party shall not be entitled to terminate this Agreement in accordance with this provision);

(iii)  If (x) any Regulatory Authority whose approval or consent is required for consummation of the Merger shall issue a definitive written denial of such approval or consent and the time period for appeals and requests for reconsideration has run or (y) any Regulatory Authority of competent jurisdiction shall have issued a final non-appealable order enjoining or otherwise prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement or;

(iv)  If the KNBT Shareholders fail to approve this Agreement at the KNBT Shareholders Meeting or the NPB Shareholders fail to approve this Agreement at the NPB Shareholders Meeting, or in either case at any adjournment or postponement thereof.

(c)  By KNBT if its board of directors shall conclude, in good faith after consultation with its legal and financial advisors, that it must agree to or endorse an Acquisition Proposal and terminate this Agreement in order to comply with its fiduciary duties.

7.02  Effect of Termination.  If this Agreement is terminated as provided in Section 7.01 hereof, this Agreement shall forthwith become void and have no effect, other than Sections 5.02(c) and 8.01 hereof, which shall remain in full force and effect, and there shall be no liability on the part of NPB or KNBT or any of their respective directors and officers, except for any liability of NPB or KNBT under such sections of this Agreement and except for any liability of NPB or KNBT arising out of a willful breach of this Agreement giving rise to such termination.

ARTICLE VIII

MISCELLANEOUS

8.01  Expenses and Other Fees.

(a)  Except as set forth in Section 8.01(b), each party hereto shall bear and pay all costs and expenses incurred by it in connection with the Merger and the other transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel.

(b)  If KNBT fails to complete the Merger after the occurrence of one of the following events, and NPB shall not be in material breach of this Agreement, KNBT shall within one Business Day of the event, pay NPB a fee of Twenty Million Dollars ($20,000,000):

(i)  KNBT terminates this Agreement pursuant to Section 7.01(c) hereof; or

(ii)  a Person or group (as that term is defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder), other than NPB or an Affiliate of NPB, enters into an agreement, letter of intent or memorandum of understanding with KNBT or any KNBT Subsidiary which relates to an Acquisition Proposal; or

(iii)  KNBT authorizes, recommends or publicly proposes, or publicly announces an intention to authorize, recommend or propose, an agreement to enter into an Acquisition Proposal; or

(iv)  the KNBT shareholders fail to approve this Agreement at the KNBT Shareholders Meeting, or the KNBT Shareholders Meeting is cancelled, if prior to the shareholder vote or cancellation:

(A)  the KNBT Board of Directors shall have (x)  failed to recommend approval of this Agreement by the shareholders of KNBT, (y)  withdrawn or modified its recommendation that KNBT shareholders approve this Agreement or (z) recommended that the shareholders of KNBT approve or accept an Acquisition Proposal with any Person other than NPB or an Affiliate of NPB; or

(B) KNBT shall have materially breached its obligation under Section 5.08(a) by failing to call, give notice of, convene and hold the KNBT Shareholders Meeting in accordance with Section 5.08(a); or

(C)           any Person or group (as that terms is defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder), other than NPB or an Affiliate of NPB, shall have publicly announced, communicated or made know its intention, whether or not conditional, to make an Acquisition Proposal and shall not have publicly withdrawn such announcement, communication or intention at least 20 days prior to the KNBT Shareholders Meeting.

8.02  Non-Survival of Representations and Warranties; Disclosure Schedules.  All representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants shall terminate on the Effective Time.  Notwithstanding the foregoing, Sections 1.02(d), 1.03, 2.04, 2.05, 2.06 and 5.08(c)(iii), (iv), (v) and (vi) shall survive the Closing.

8.03  Amendment, Extension and Waiver.  Subject to applicable law, at any time prior to the Closing Date (including after the approval of this Agreement and the Merger by KNBT shareholders if and to the extent permitted by applicable law), the parties may:

(a)  amend this Agreement;

(b)  extend the time for the performance of any of the obligations or other acts of either party hereto;

(c)  waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; or

(d)  to the extent permitted by law, waive compliance with any of the agreements or conditions contained herein.

This Agreement may not be amended except by an instrument in writing signed, by authorized officers, on behalf of the parties hereto.  Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

8.04  Entire Agreement.

(a)  This Agreement, including the exhibits and the disclosure schedules hereto and the other documents referred to herein, contains the entire agreement and understanding of the parties with respect to its subject matter.  This Agreement supersedes all prior arrangements and understandings between the parties, both written and oral, with respect to its subject matter, other than the Confidentiality Agreement.

(b)  This Agreement shall inure to the benefit of and be binding upon the parties hereto and its successors; provided, however, that nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities, and provided, further, that (x) the KNBT Bank Board Members may enforce the provisions of Sections 1.02(d), 1.03, 2.04, 2.05, 2.06, 5.08(c)(iii), (iv), (v) and (vi); and (y) and any Indemnified Party may enforce Section 5.08(c)(vi).

8.05  No Assignment.  Neither party hereto may assign this Agreement or any of its rights or obligations hereunder to any other person (whether by operation of law or otherwise), without the prior written consent of the other party hereto.

8.06  Notices.  All notices or other communications hereunder shall be in writing and shall be deemed given upon delivery if delivered personally, two business days after mailing if mailed by prepaid registered or certified mail, return receipt requested, or upon confirmation of good transmission if sent by telecopy, addressed as follows:

(a)  If to NPB or NPBank, to:

National Penn Bancshares, Inc.
National Penn Bank
Philadelphia and Reading Avenues
P.O. Box 547
Boyertown, Pennsylvania  19512-0547

Attention:                                Wayne R. Weidner, Chairman
                   Glenn E. Moyer, President and CEO

Telecopy No.:                                610-369-6349

with a copy to:

Lori L. Lasher, Esq.
Reed Smith LLP
2500 One Liberty Place
1650 Market Street
Philadelphia, PA  19103

Telecopy No.:                                215-851-1420

(b)  If to KNBT, to:

KNBT Bancorp, Inc.
90 Highland Ave.
Bethlehem, Pennsylvania  18017

Attention:                                Jeffrey P. Feather, Chairman
                  Scott V. Fainor, President and CEO

Telecopy No.:  610-861-5721

with a copy to:

Philip R. Bevan, Esq.
Elias, Matz, Tiernan & Herrick L.L.P.
734 15th Street, N.W.
12th Floor
Washington, D.C. 20005

Telecopy No.:                                (202) 347-2172

8.07  Disclosure Schedules.  Information contained on either the KNBT Disclosure Schedule or the NPB Disclosure Schedule shall be deemed to cover the express disclosure requirement contained in a representation or warranty of this Agreement and any other representation or warranty of this Agreement of such party where it is readily apparent it applies to such provision.  The mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is or could result in a Material Adverse Effect.

8.08  Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

8.09  Counterparts.  This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

8.10  Severability.  Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its shareholders.  Upon any such determination, NPB and KNBT shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

8.11  Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic internal law of the Commonwealth of Pennsylvania, except to the extent that federal law is applicable by its terms.

8.12  Interpretation.  Each of NPB and KNBT acknowledges that it has participated in the drafting of this Agreement, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in connection with the construction or interpretation of this Agreement.

[Remainder of page left blank intentionally.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

NATIONAL PENN BANCSHARES, INC.

(Corporate Seal)

By:/s/ Glenn E. Moyer
Glenn E. Moyer
President and CEO

           Attest:/s/ Sandra L. Spayd
Sandra L. Spayd
Corporate Secretary

KNBT BANCORP, INC.

(Corporate Seal)

By:/s/ Jeffrey P. Feather
Jeffrey P. Feather
Chairman of the Board

           By:/s/ Scott V. Fainor
Scott V. Fainor
President and CEO

Attest:/s/ Michele A. Linsky
Michele A. Linsky
Corporate Secretary